Exhibit 10.1

Execution version
Stock Purchase Agreement
By and Among
Mercantile Bancorp, Inc.
and
United Community Bancorp, Inc.
for
all of the outstanding capital stock of
Brown County State Bank
and
Marine Bank & Trust
November 22, 2009

TABLE OF CONTENTS

Article I	DEFINITIONS	1

1.01	Certain Definitions	1
1.02	Additional Definitions	3
1.03	Rules of Construction	8

Article II	PURCHASE AND SALE OF BANK SHARES	9

2.01	Purchase and Sale of Bank Shares	9
2.02	Closing	9
2.03	Purchase Price	9
2.04	Payment of Estimated Purchase Price	10
2.05	Purchase Price Adjustment	10
2.06	Disputes Concerning Purchase Price Adjustment	10

Article III	REPRESENTATIONS AND WARRANTIES REGARDING THE BANKS	11

3.01	Corporate Existence and Power	11
3.02	Governmental Authorization and Consents	11
3.03	Non-contravention	11
3.04	Capitalization	12
3.05	Subsidiaries	12
3.06	Title to Tangible Personal Properties; Absence of Liens	12
3.07	Financial Statements; Related Information	13
3.08	Absence of Certain Changes	14
3.09	Related Party Transactions	15
3.10	Material Contracts	15
3.11	No Undisclosed Material Liabilities	17
3.12	Litigation	17
3.13	Compliance with Laws and Court Orders	17
3.14	Licenses and Permits	17
3.15	Proprietary Rights	18
3.16	Taxes	18
3.17	Real Property	19
3.18	Environmental Matters	20
3.19	Insurance Coverage	21
3.20	Employee Benefit Plans	22
3.21	Employees	23
3.22	Labor Matters	24
3.23	Books and Records	24
3.24	Finders’ Fees	24
3.25	Bank Accounts and Powers of Attorney	24
3.26	Loans	25
3.27	Deposits	26
3.28	Allowance for Loan and Lease Losses	26
3.29	Seller Regulatory Reports	26
3.30	Regulatory Investigations	27
3.31	ADA Compliance	27
3.32	Fiduciary Accounts	27
3.33	Exclusivity of Representations	27

Article IV	REPRESENTATIONS AND WARRANTIES REGARDING SELLER	27

4.01	Valid Title	28
4.02	Authorization; Binding Effect	28
4.03	Governmental Authorization	28
4.04	Non-contravention	28
4.05	No Prohibition	28

Article V	REPRESENTATIONS AND WARRANTIES OF BUYER	29

5.01	Corporate Existence and Power	29
5.02	Authorization; Binding Effect	29
5.03	Governmental Authorization	29
5.04	Non-contravention	29
5.05	Securities Act	30
5.06	Finders’ Fees	30
5.07	Financing	30
5.08	Acknowledgement of Buyer	30
5.09	CRA Rating	31
5.10	Pro Forma Capital Requirements	31
5.11	Anti-trust	31
5.12	Exclusivity of Representations	31

Article VI	CONDITIONS TO CLOSING	31

6.01	Conditions to Obligations of Each Party	31
6.02	Conditions to Obligations of Seller	31
6.03	Conditions to Obligations of Buyer	32

Article VII	CERTAIN COVENANTS AND AGREEMENTS	33

7.01	Actions of the Banks Pending Closing	33
7.02	Efforts; Consents	35
7.03	Certain Tax Matters	36
7.04	Access to Records; Confidentiality	38
7.05	Notification of Certain Matters	38
7.06	Litigation Support	39
7.07	Employee Benefits	39
7.08	Related Party Transactions	39
7.09	Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance	40
7.10	Non-Solicit	41
7.11	Supplements and Corrections Seller Letter; Additional Contracts	41
7.12	Section 338(h)(10) Election and Purchase Price Allocation	41
7.13	Website Hosting, Domain Registration and Electronic Communications	42

Article VIII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CLAIMS AGAINST ESCROW AMOUNT; INDEMNIFICATION	42

8.01	Indemnification by Seller	42
8.02	Indemnification by Buyer	42
8.03	Survival	43
8.04	Limitations	43
8.05	Notice of Indemnification Claims	44

-ii-

8.06	Determination of Damages	46

Article IX	TERMINATION OF OBLIGATIONS; SURVIVAL	46

9.01	Termination of Agreement	46
9.02	Effect of Termination	47

Article X	MISCELLANEOUS PROVISIONS	47

10.01	Amendment and Modifications	47
10.02	Waiver of Compliance	47
10.03	Expenses	48
10.04	Remedies; Waiver	48
10.05	Specific Performance	48
10.06	Waiver of Jury Trial	48
10.07	Notices	49
10.08	Assignment	50
10.09	Publicity	50
10.10	Governing Law	50
10.11	Counterparts	50
10.12	Headings	51
10.13	Entire Agreement	51
10.14	Third Parties	51
10.15	Representation by Counsel; Interpretation	51
10.16	Severability	51
10.17	Time of the Essence	51

Exhibits
Exhibit A	—	Charter and Bylaws of each Bank

iii

Stock Purchase Agreement
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2009, by and among Mercantile Bancorp, Inc., a Delaware corporation (“Seller”) and United Community Bancorp, Inc., a Delaware corporation (the “Buyer”). Certain capitalized terms used in this Agreement are defined elsewhere in this Agreement.
R E C I T A L S
     A. Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of (i) Brown County State Bank, an Illinois state chartered bank (“BCSB”), and (ii) Marine Bank & Trust, an Illinois state chartered bank (“MBT” and, together with BCSB, the “Banks” and individually a “Bank”), all upon the terms and subject to the conditions contained herein. Except as set forth in this Agreement, there are no outstanding options, warrants or other rights to acquire or receive shares of capital stock of either Bank.
     B. The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and to prescribe various conditions to the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Certain Definitions. Each of the following terms shall have the meaning given such terms as set forth in the section of this Agreement set forth below opposite such term:

Defined Term	Section
ADA	3.31
ALLL	3.28
Agreed Indemnification Claim	8.05(b)
Agreement	Introduction
Banks	Recitals; 3.18(d)
Bank Policies	3.19
Bank Regulatory Reports	3.29
Bank Shares	2.01
Basic Representations	8.03
Basket	8.04(a)
BCSB	Recitals
BCSB Common Stock	3.04
BCSB Price	7.12
Buyer	Introduction
Buyer Indemnitees	8.01
Buyer MAE	5.01
Buyer Return	7.03(a)(ii)
Closing	2.02

Defined Term	Section
Closing Date	2.02
Closing Statement	2.05
Collateral Source	8.04(f)
Common Stock	3.04
Covered Representatives	7.09(a)
Employee Plans	3.20(a)
Engagement Date	2.06
Environmental Laws	3.18(d)
Environmental Permits	3.18(d)
ERISA	3.20(a)
Estimated Closing Balance Sheet	2.05
Estimated Closing Stockholders’ Equity	2.05
Existing Data Processing Agreement	6.01(d)
FDIC	3.27
Final Purchase Price Adjustment	2.03
Financial Statements	3.07
Hazardous Materials	3.18(d)
Indemnification Notice	8.05(a)
Indemnification Objection Notice	8.05(b)
Indemnifying Parties	8.05(a)
Indemnitees	8.05(a)
IDFPR	3.29
Laws	3.03
Leased Real Property	3.17(b)
Lend to	7.01(xv)
Lien	3.03
Material Contract	3.10(a)
Material IP	3.15
MBT	Recitals
MBT Common Stock	3.04
MBT Price	7.12
New Data Processing Agreement	6.01(d)
Outside Date	9.01(b)
Owned Real Property	3.17(a)
Per Claim Amount	8.04(a)
Permits	3.14
Permitted Indemnification Claim	8.04(a)
Permitted Liens	3.06(a)
Post-Closing Benefit Plans	7.07
Purchase Price	2.03
Real Property Leases	3.17(b)
Regulatory Consents	7.02
Related Parties	3.09
Related Party Agreements	3.09
Required Consents	6.01(b)
Section 338(h)(10) Election	7.12
Securities Act	5.05
Seller	Introduction

Defined Term	Section
Seller Indemnitees	8.02
Seller Return	7.03(a)(i)
Seller’s Maximum Indemnification Amount	8.04(a)
Separate Counsel	8.05(c)
Straddle Period	7.03(a)(iii)
Transaction Documents	3.02
Transactions	3.02
WARN	3.22(c)
     1.02 Additional Definitions. The following terms, when used in this Agreement, shall have the meanings set forth below:
     “Accounting Firm” means a nationally recognized certified public accounting firm jointly selected by Buyer and Seller that is not then engaged to perform accounting, tax or auditing services for any Bank, Buyer or Seller, or if Buyer and Seller are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by Buyer’s accounting firm and Seller’s accounting firm
     “Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.
     “Action” means any litigation, investigation or proceeding by or before any Governmental Authority, or any arbitration or mediation proceeding.
     “Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) if such Person is a partnership, any general partner of such Person or any indirect beneficial owner of any majority equity or voting interest of such Person.
     “Annual Financial Statements” means, collectively, (i) the unaudited balance sheets of BCSB, at December 31, 2008 and 2007, and the related statement of income for the years ended December 31, 2008 and 2007 and (ii) the unaudited balance sheets of MBT, at December 31, 2008 and 2007, and the related statement of income for the years ended December 31, 2008 and 2007.
     “Bank Customer” means any Person who as of the Closing Date has a deposit account with one of the Banks or has a Loan outstanding with one of the Banks.
     “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in Quincy, Illinois.
     “Buyer Letter” means and refers to the letter from Buyer to Seller dated the date hereof and identifying exceptions to the warranties and representations set forth in, and other disclosure matters required by this Agreement, which has been prepared by Buyer. Any cross-reference in the Buyer Letter to a section, sub-section or annex shall be deemed to incorporate all disclosure in such cross-referenced section, sub-section or annex. Any matter set forth on any schedule of the Buyer

Letter will be deemed to be disclosed on any other schedule of the Buyer Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other schedule or schedules.
     “Closing Balance Sheet” shall mean, collectively, the balance sheets of each Bank setting forth the assets, liabilities, and stockholders’ equity of each Bank as of immediately prior to the Closing, prepared in accordance with the same accounting principles and practices used by each Bank in preparing the Recent Balance Sheet.
     “Closing Stockholders’ Equity” shall mean the aggregate amount of stockholders’ equity of the Banks as set forth on the Closing Balance Sheet.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means the unfunded portion of a line of credit or other commitment reflected on the books and records of either Bank to make an extension of credit (or additional advances with respect to a Loan) that was legally binding on such Bank as of the Closing, other than extensions of credit pursuant to the credit card business and overdraft protection plans of either Bank, if any.
     “Consent” means any consent, approval, authorization or similar affirmation by any Person.
     “Contract” means any written contract (including subcontracts), agreement, lease or other obligation or arrangement (including any amendments and other modifications thereto), into which either Bank has entered.
     “Credit Documents” mean the agreements, instruments, certificates or other documents at any time evidencing or otherwise relating to, governing or executed in connection with or as security for, a Loan, including without limitation notes, bonds, loan agreements, letter of credit applications, lease financing contracts, banker’s acceptances, drafts, interest protection agreements, currency exchange agreements, repurchase agreements, reverse repurchase agreements, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreements, lien priority agreements, undertakings, security instruments, certificates, documents, legal opinions, participation agreements and intercreditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.
     “Damage” means any assessment, loss, damage, Liability, Tax, charge (including any judgment and decree which gives rise to any of the foregoing), cost and expense, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, but excluding lost profits, lost revenues, lost opportunities, diminution of value and consequential, punitive and other special damages regardless of the legal theory.
     “Debt” means, without duplication: (i) the principal of, premium (if any) and interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that Debt shall not include accounts payable to trade creditors, accrued expenses arising in the ordinary course of business consistent with past practice and the endorsement of negotiable instruments for collection in the ordinary course of business.
     “Deposit(s)” means deposit liabilities of the Banks with respect to deposit accounts which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest. Schedule 1.01 on the Seller Letter contains an electronic list, by account number, of Deposits as of the Business Day immediately preceding the date of this Agreement.
     “Dispute Notice” means a notice delivered by Buyer in which Buyer (a) disputes the calculation of specific line items included in the Closing Statement or the calculation of Closing Stockholders’ Equity and (b) provides the basis of such dispute in reasonable detail.
     “GAAP” means generally accepted accounting principles in the United States, in effect as of the date of this Agreement and as of the Closing Date, as the case may be.
     “Governmental Authority” means any federal, state, municipal, local, foreign or judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.
     “Intellectual Property” means any and all (a) United States and foreign (i) patents and patent applications (including reissues, divisions, continuations, continuations-in-part, extensions, requests for continued examination, continued prosecution applications and re-examination applications), patent disclosures, inventions and improvements thereto, (ii) trademarks, service marks, certification marks, trade name rights, trade dress, logos, business and product names, slogans, registrations and applications for registration thereof, (iii) copyrights, registrations thereof and copyright registration applications, (b) proprietary interests, whether registered or unregistered, in inventions, processes, designs, formulae, trade secret rights, know-how, database rights, data in databases, website content, domain names, internet protocol address space, Software (including source and object code), industrial models, confidential, technical and business information, manufacturing, engineering and technical drawings, and product specifications, (c) proprietary interests in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos, trade dress and the like, and (d) proprietary interests in or to any documents or other tangible media containing any of the foregoing.
     “Interim Financial Statements” means, collectively, (i) BCSB’s unaudited balance sheet as of September 30, 2009, and the related statement of income for the period beginning on January 1, 2009 and ending on September 30, 2009, and (ii) MBT’s unaudited balance sheet as of September 30, 2009, and the related statement of income for the period beginning on January 1, 2009 and ending on September 30, 2009.
     “Liability” means any direct or indirect, primary or secondary, liability, Debt, obligation, including any obligation to pay or reimburse, penalties, costs or expenses, (including reasonable costs of investigation, collection and defense) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
     “LIBOR” means (i) with respect to a period, on a LIBOR interest determination date, the offered rate per annum for U.S. dollar deposits with a one-month term that appears on the Designated LIBOR Page on Bridge Telerate, Inc. (or such other page as may replace such page on such service, or on another service designated by the British Bankers’ Association for the purpose of displaying the rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), (ii) with respect to a LIBOR, interest determination date on which fewer than two offered rates appear or no rate appears, as the case may be, on the Designated LIBOR Page, the rate calculated as the arithmetic mean of at least two quotations obtained after requesting the principal London offices of each of four major reference banks in the London interbank market to provide its offered quotations for U.S. dollar deposits for the similar period of maturity to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the applicable LIBOR interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time, (iii) if fewer than two quotations referred to in clause (ii) are so provided, the rate on the applicable interest determination date calculated as the arithmetic mean of the rates quoted at approximately 11:00 a.m., in a principal financial center on the applicable LIBOR interest determination date by three major banks, in such principal financial center for loans in U.S. dollars to leading European banks, having the similar maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time, or (iv) if the banks so selected are not quoting as mentioned in clause (iii), LIBOR in effect on the applicable LIBOR interest determination date at approximately 11:00 a.m. London time, on the date of determination.
     “Loans” means all of the following owed to or held by either Bank as of the Closing: (i) loans, participation agreements, interests in participations, overdrafts of customers (including but not limited to overdrafts made pursuant to an overdraft protection plan or similar extensions of credit in connection with a deposit account), revolving commercial lines of credit, home equity lines of credit, Commitments, United States and/or state guaranteed student loans, and lease financing contracts; (ii) all Liens, rights (including rights of set-off), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (i) above, including but not limited to those arising under or based upon Credit Documents, casualty insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (i) above; and (iii) all amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing.
     “Material Adverse Effect” means, as to the Banks, any event, fact, condition, change, circumstance or effect that is materially adverse to the assets, liabilities, properties, results of operations or financial condition of the Banks, taken as a whole; provided, that with respect to this definition, Material Adverse Effect shall not be deemed to include effects to the extent resulting from (i) changes, after the date of this Agreement, in (A) regulatory accounting requirements applicable to banks or savings associations and their holding companies that do not have a disproportionate impact on the Banks as opposed to other banks in the financial services industry or (B) GAAP, (ii) changes, after the date of this Agreement, in Laws or Orders or interpretations thereof by Governmental Authorities, (iii) actions or omissions of Seller or the Banks taken with the prior written consent of Buyer or as required by this Agreement, (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the Transaction

Documents or the consummation of the Transactions or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Banks, (v) changes after the date of this Agreement in economic or political conditions or the financing, banking, currency or capital markets in general, (vi) changes affecting industries, markets or geographical areas in which the Banks conducts their business that do not have a disproportionate impact on the Banks, (vii) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement that do not have a disproportionate impact on the Banks, (viii) any action required to be taken under any Law or Order or any existing Contract by which either Bank (or any of its properties) is bound, (ix) any failure by either Bank to meet any internal projections or forecasts, (x) any matter known to Buyer as of the date hereof, including a worsening thereof after the date hereof, in the case of each such matter described in the foregoing clauses (i) through (x) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred. A “Material Adverse Effect” shall be measured only against past performance of the Banks and not against any forward-looking statements, financial projections or forecasts of the Banks.
     “Non-Disclosure Agreement” means the Confidentiality Agreement dated August 13, 2009, by and between Hovde Financial, Inc. and Buyer.
     “Order” means any award, decision, injunction, judgment, decree, settlement, order, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Authority or other tribunal of competent jurisdiction.
     “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Authority or other entity or organization.
     “Recent Balance Sheet” means, collectively, (i) the unaudited balance sheet of BCSB as of the Recent Balance Sheet Date and (ii) the unaudited balance sheet of MBT as of the Recent Balance Sheet Date.
     “Recent Balance Sheet Date” means December 31,  2008.
     “Representatives” means the legal counsel, accountants, and financial advisors of Buyer or Seller or their Affiliates.
     “Seller Group” means the Seller and the Banks and their respective Affiliates immediately before the Closing.
     “Seller Letter” means and refers to the letter from Seller to Buyer dated the date hereof and identifying exceptions to the warranties and representations set forth in, and other disclosure matters required by this Agreement, which has been prepared by Seller. Any cross-reference in the Seller Letter to a section, sub-section or annex shall be deemed to incorporate all disclosure in such cross-referenced section, sub-section or annex. Any matter set forth on any schedule of the Seller Letter will be deemed to be disclosed on any other schedule of the Seller Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other schedule or schedules.

     “Seller’s Knowledge” means the actual knowledge of Stephen T. Quinn, Ted T. Awerkamp, James Rischar, Philip A. Krupps, Jerald L. Bartell, Michael P. McGrath, Richard J. Halter, R. Thomas Dale, Lynn L. Fisher, David D. Fox and solely for purposes of Section 3.32 Diane Schardon.
     “Software” means computer programs or data in computerized form, whether in object code, source code or other form.
     “Subsidiary” means with respect to any Person, any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation’s board of directors (or similar governing body), or otherwise having the power to direct the business and policies of that corporation or other entity other than securities or interests having such power only upon the happening of a contingency that has not occurred.
     “Target Closing Stockholders’ Equity” shall mean the aggregate stockholders’ equity of the Banks as of immediately prior to the Closing equal to Twenty One Million Six Hundred and Twenty-Two Thousand Dollars ($21,622,000).
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), including amounts imposed on either Bank as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Bank to a Governmental Authority is determined or taken into account with reference to the liability of any other Person.
     “Tax Return” means any return, declaration, disclosure, election, schedule, estimate, report, claim for refund, estimates or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding either Bank that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the principal purpose of determining any Person’s Tax liability.
     “Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, registration, recording or other similar tax, fee or charge imposed in connection with the Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.
     1.03 Rules of Construction. This Agreement shall be construed in accordance with the following rules of construction:

          (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;
          (b) the terms defined in this Agreement include the plural as well as the singular;
          (c) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement;
          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
          (e) references to “day” or “days” are to calendar days;
          (f) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
          (g) references to dollars or “$” are to United States of America dollars;
          (h) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and
          (i) the words “includes” and “including” are not limiting.
ARTICLE II
PURCHASE AND SALE OF BANK SHARES
     2.01 Purchase and Sale of Bank Shares. Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of any and all Liens whatsoever, and Buyer hereby agrees to purchase from Seller all of the issued and outstanding shares of Common Stock held by Seller (the “Bank Shares”).
     2.02 Closing. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US) at 500 Eighth Street, NW, Washington, D.C. 20004, as soon as practicable (but not later than five Business Days) after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. Seller and Buyer will use commercially reasonable efforts to cause the Closing Date to occur on or about December 31,2009. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
     2.03 Purchase Price. Upon the terms and conditions set forth in this Agreement, at the Closing Buyer will pay to Seller an aggregate amount equal to (the “Estimated Purchase Price”): (i) Twenty Five Million Five Hundred and Eighty-Seven Thousand Dollars ($25,587,000); minus

(ii) the amount, if any, by which the Target Closing Stockholders’ Equity exceeds the Estimated Closing Stockholders’ Equity; plus (iii) the amount, if any, by which the Estimated Closing Stockholders’ Equity exceeds the Target Closing Stockholders’ Equity. The Estimated Purchase Price shall be increased or decreased, as the case may be, in accordance with the terms set forth in Section 2.05 (collectively, the “Final Purchase Price Adjustment”). The Estimated Purchase Price, as adjusted by the Final Purchase Price Adjustment, shall be referred to herein as the “Purchase Price”.
     2.04 Payment of Estimated Purchase Price. Buyer agrees to pay to Seller the Estimated Purchase Price at the Closing by wire transfer or delivery of immediately available funds to an account of Seller designated to Buyer by Seller at least two (2) Business Days prior to the Closing.
     2.05 Purchase Price Adjustment. Seller shall deliver to Buyer no later than five Business Days prior to the Closing a good faith estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and a good faith estimate of Closing Stockholders’ Equity (the “Estimated Closing Stockholders’ Equity”). As promptly as possible and in any event within thirty-five (35) Business Days after the Closing Date, Seller shall prepare or cause to be prepared, and shall provide to Buyer a written statement setting forth in reasonable detail its good faith determination of the Closing Balance Sheet and the Closing Stockholders’ Equity (the “Closing Statement”). The Closing Balance Sheet shall be prepared in accordance with the same accounting principles and practices used by each Bank in preparing the Recent Balance Sheet. If the Closing Stockholders’ Equity, as finally determined pursuant to this Section 2.05 and Section 2.06, exceeds the Target Closing Stockholders’ Equity, then Buyer shall pay to Seller an amount equal to (i) the amount by which the Closing Stockholders’ Equity exceeded the Target Closing Stockholders’ Equity less (ii) any amount paid to Seller pursuant to Section 2.03(iii); provided, however, if the Closing Stockholders’ Equity exceeded the Target Closing Stockholders’ Equity by an amount less than the amount paid to Seller pursuant to Section 2.03(iii) then Seller shall pay to Buyer an amount equal to the amount by which the Section 2.03(iii) payment exceeded the amount by which the Closing Stockholders’ Equity exceeded the Target Closing Stockholders’ Equity. If the Target Closing Stockholders’ Equity exceeds the Closing Stockholders’ Equity, as finally determined pursuant to this Section 2.05 and Section 2.06, then Seller shall pay to Buyer an amount equal to (i) the amount by which the Target Closing Stockholders’ Equity exceeded the Closing Stockholders’ Equity less (ii) the amount set forth in Section 2.03(ii); provided, however, if the Target Closing Stockholders’ Equity exceeded the Closing Stockholders’ Equity by an amount less than the amount set forth in Section 2.03(ii) then Buyer shall pay to Seller an amount equal to the amount by which the Section 2.03(ii) reduction amount exceeded the amount by which the Target Closing Stockholders’ Equity exceeded the Closing Stockholders’ Equity. Any payment required to be made pursuant to this Section 2.05 shall be made within ten days after Buyer’s acceptance of the Closing Statement or, if applicable, within ten days after receipt of a determination and resolution of any dispute over the Closing Statement as provided in Section 2.06. Any such amount payable pursuant to this Section 2.05 shall be paid (i) together with interest (not compounded) thereon equal to LIBOR on the Closing Date, plus 100 basis points, from and including the Closing Date through the date immediately preceding the date of payment and (ii) by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the party entitled to receive such payment (or by such other means as are mutually agreeable to the parties).
     2.06 Disputes Concerning Purchase Price Adjustment. If Buyer does not give a Dispute Notice to Seller within ten days after receiving the Closing Statement, Buyer shall be deemed to have agreed with the Closing Statement presented by Seller. If Buyer delivers a Dispute Notice within the ten (10) day period after receiving the Closing Statement, then Seller and Buyer shall negotiate in good faith to resolve the dispute. If, after twenty (20) days from the date a Dispute Notice is given hereunder, Seller and Buyer cannot agree on the resolution of the dispute, then the dispute shall be submitted for arbitration by the Accounting Firm. Within twenty (20) days after the Accounting Firm accepts the engagement, as evidenced by an engagement letter signed by the Accounting Firm and the parties hereto (the date of such acceptance being referred to herein as the “Engagement Date”), Buyer, on the one hand, and Seller, on the other hand, shall prepare and submit to the Accounting Firm a written brief stating its position on the disputed issue(s). Such briefs shall be submitted simultaneously by the parties. Within ten (10) days thereafter, Seller, on the one hand, and Buyer, on the other hand, shall prepare and submit to the Accounting Firm a reply brief to the brief submitted by the other party. Such reply briefs shall be submitted simultaneously. Within forty (40) days after the Engagement Date, the Accounting Firm shall determine whether disputed issues of material fact exist between the parties and, if such determination is made, shall require that an evidentiary hearing be held and completed not later than the fifty fifth (55th) day after the Engagement Date. The Accounting Firm shall render its final decision and award regarding the disputed matters not later than the fifth Business Day after the evidentiary hearing is held or, if no evidentiary hearing is to be held, not later than the forty fifth (45th) day after the Engagement Date. When acting pursuant to this Section 2.06, the Accounting Firm shall determine, only with respect to those disputed items submitted, whether and to what extent, if any, Seller’s calculation of Closing Stockholders’ Equity (determined based on the Closing Statement) requires adjustment. The Accounting Firm shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party. The decision and award of the Accounting Firm shall be final and binding on the parties and shall be subject to confirmation and entry of judgment in accordance with applicable law. The parties hereby consent and irrevocably submit to the jurisdiction of the state and federal courts located within the State of Illinois for any action to enforce the Accounting Firm’s decision and award. In no event shall the Accounting Firm award either party consequential, incidental or punitive damages. Seller and Buyer shall make all books, records and work papers reasonably requested by the Accounting Firm in connection with the resolution of the item(s) disputed hereunder available to the Accounting Firm. Each party shall be responsible for its own fees and expenses in connection with any dispute submitted to the Accounting Firm pursuant to this Section 2.06; provided, that each of Seller and Buyer agrees to pay one half of the fees and expenses of the Accounting Firm in connection with any dispute submitted to the Accounting Firm pursuant to this Section 2.06.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE BANKS
     Except as set forth in the Seller Letter delivered by Seller to Buyer concurrently with the execution of this Agreement, Seller represents and warrants to Buyer as follows:
     3.01 Corporate Existence and Power. Each Bank is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Each Bank has all requisite power and authority required to use or own its property and assets and to carry on its business as now conducted. Each Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of each Bank’s charter and bylaws as currently in full force and effect are attached hereto as Exhibit A. Schedule 3.01 of the Seller Letter contains a true, complete and correct list of the officers and directors of each Bank as of the date of this Agreement.

     3.02 Governmental Authorization and Consents. Except for those Consents, filings or notices set forth in Schedule 3.02 of the Seller Letter, neither Bank is required to obtain or make any Consent, filing with, or notice to, any Governmental Authority in connection with the execution, delivery and performance by the Seller or either Bank, as applicable, of this Agreement and each and every agreement contemplated hereby (collectively, the “Transaction Documents”), and the consummation of the transactions contemplated hereby and thereby (collectively, the “Transactions”) by the Seller.
     3.03 Non-contravention. The execution and delivery of the Transaction Documents by the Banks, the performance by the Banks of their obligations under the Transaction Documents, and the consummation of the Transactions do not and will not (i) contravene or conflict with the charter or bylaws of either Bank, (ii) assuming the Consents, filings and notices referred to in Schedule 3.02 of the Seller Letter are obtained or made, contravene or conflict in any material respect with any applicable provision of any law, regulation, code, statute, rule, or applicable regulation promulgated by any Governmental Authority currently in effect (collectively, “Laws”), or Orders binding upon or applicable to either Bank, (iii) except as set forth in Schedule 3.03 of the Seller Letter, breach, conflict with or constitute a default, or impair the rights of either Bank, or give rise to a right of termination, suspension or cancellation of any right of either Bank, or to a loss of any benefit to which either Bank is entitled, or accelerate any obligation of either Bank or increase or impose any Liability on either Bank, in each case, under any provision of any Contract binding upon either Bank or by which any asset or property of either Bank is bound or subject, except as would not reasonably be expected to have a Material Adverse Effect or (iv) result in the creation or imposition of any Lien on the Bank Shares or on any assets or properties of either Bank, except as would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Lien” means, with respect to the Bank Shares or any asset of either Bank, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind or character in respect of such asset.
     3.04 Capitalization. The authorized capital stock of BCSB consists solely of 3,000 shares of common stock, with a par value of $100 per share (“BCSB Common Stock”). As of (i) the date hereof, there are outstanding 3,000 shares of BCSB Common Stock, which (a) have been duly authorized and validly issued and are fully paid and non-assessable and (b) were not issued in violation of any preemptive rights, rights of first refusal or first offer or similar rights of any kind, and (ii) the Closing Date, not more than 3,000 shares of BCSB Common Stock will be issued and outstanding. The authorized capital stock of MBT consists solely of 13,010 shares of common stock, with a par value of $100 per share (“MBT Common Stock” and, together with BCSB Common Stock, “Common Stock”). As of (i) the date hereof, there are outstanding 13,010 shares of MBT Common Stock, which (a) have been duly authorized and validly issued and are fully paid and non-assessable and (b) were not issued in violation of any preemptive rights, rights of first refusal or first offer or similar rights of any kind, and (ii) the Closing Date, not more than 13,010 shares of MBT Common Stock will be issued and outstanding. There are no accrued or unpaid dividends with respect to issued and outstanding shares of Common Stock. Except as set forth in this Section 3.04, neither BCSB nor MBT has any other authorized, issued or outstanding class of capital stock. There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or other written, oral or implied commitments relating to (i) the authorized and unissued capital stock of either Bank, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from either Bank, any shares of capital stock of either Bank and no such convertible or exchangeable securities or obligations are outstanding. As of the Closing, no option, right, subscription, warrant, unsatisfied preemptive right, call or other written, oral or implied commitment relating to (i) the authorized and unissued capital stock of either Bank, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from either Bank, capital stock of either Bank shall be outstanding. All outstanding shares of capital stock of the Banks and options and other securities convertible into capital stock of the Banks were issued or granted in compliance in all material respects with all applicable federal and state securities laws.
     3.05 Subsidiaries. Neither Bank now owns any Subsidiary, and neither Bank owns any capital stock, other equity securities or any other type of ownership interest in any other Person.
     3.06 Title to Tangible Personal Properties; Absence of Liens.
          (a) Each Bank has good title to or other valid and enforceable rights to use or, in the case of leased property and assets, valid leasehold interests in, all of the tangible personal assets and property, free and clear of all Liens, except for Permitted Liens. “Permitted Liens” shall mean: (a) Liens for Taxes not yet due and payable or which are being contested in good faith and through appropriate proceedings, (b) statutory Liens or other Liens arising by operation of law securing payments not yet due, including mechanics’ or materialmens’ Liens, Liens affecting real property, including (i) servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements and rights of way of public record on, over or in respect of any such real property, (ii) conditions, covenants or other similar restrictions, (iii) encroachments and other matters that would be shown in an accurate survey or physical inspection of such real property, (iv) Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in such real property and (v) any other such Liens, including irregularities of title or connected with or in lieu of environmental remediation affecting such real property as would not reasonably be expected to have a Material Adverse Effect, (c) Liens created by licenses granted in the ordinary course of business in any Intellectual Property, and (d) any other Liens not described in clauses (a) through (c) above created by the Transaction Documents or connected with the transactions contemplated hereby or by the actions of Buyer.
          (b) The tangible personal assets and property owned or leased by each Bank constitutes all of the tangible personal assets and property used or held for use in connection with the business of such Bank as currently conducted. All such tangible assets and property owned or leased by each Bank are in good operating condition and repair, ordinary wear and tear expected, and are usable in the ordinary course of business consistent with such Bank’s past practices. No representation or warranty is made in this Section 3.06 with respect to Intellectual Property, which is exclusively covered by Section 3.15, or real property, which is exclusively covered by Section 3.17, or any right, title or interest in either Intellectual Property or real property.
     3.07 Financial Statements; Related Information.
          (a) Schedule 3.07 of the Seller Letter sets forth true, correct and complete copies of the Annual Financial Statements and Interim Financial Statements (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) were prepared from the books and records of each Bank and (iii) fairly present, in all material respects, the financial position of each Bank as of the dates thereof and its results of operations for the periods covered thereby; provided, that the Financial Statements are subject to normal adjustments and lack footnotes and other presentation items and the presentation of the Financial Statements is not in accordance with GAAP.

          (b) Each Bank maintains a system of internal accounting or management controls, which, considering the size and nature of its operations, is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets when determined to be necessary and appropriate action is taken with respect to differences.
     3.08 Absence of Certain Changes. Since the Recent Balance Sheet Date through the date hereof, each Bank has conducted its business in the ordinary course consistent with past practice and there has not been:
          (a) a Material Adverse Effect;
          (b) (i) except as set forth on Schedule 3.08(b)(i) of the Seller Letter, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of either Bank, (ii) any repurchase, redemption or other acquisition by either Bank of any outstanding shares of capital stock, any warrants, options or other rights to purchase any capital stock of either Bank, or other securities of, or other ownership interests in, either Bank, (iii) any grants or issuances of options or other rights to acquire any capital stock of either Bank or transfers, issuances, sales or disposals of any shares of capital stock or rights to acquire capital stock of either Bank, or (iv) any recapitalization, reclassification or like change in the capitalization of either Bank;
          (c) any acquisition by either Bank of assets that are material to the Banks, taken as a whole, including stock or other equity interest, from any Person (whether by merger, consolidation or combination or acquisition of stock or assets) or any sale, lease, license or other disposition of assets or property of either Bank which are material to the Banks, taken as a whole, other than in the ordinary course of business consistent with past practices;
          (d) any amendment of any term of any outstanding security of either Bank;
          (e) any creation or assumption by either Bank of any Lien (other than Permitted Liens) on any asset;
          (f) any change in any method of accounting or accounting practice by either Bank, except for any such change required by reason of a concurrent change in GAAP;
          (g) except as contemplated under this Agreement, any (i) grant of any severance or termination pay to any director, officer, employee or independent contractor of either Bank except pursuant to the severance policies of either Bank existing on the date hereof and except for any severance or termination pay that does not require any payments to be made by either Bank following the Closing, (ii) commencement or renewal of, or entering into any Employee Plan (or any amendment to any existing Employee Plan) with any director, officer, employee or independent contractor of either Bank, other than in the ordinary course of business consistent with past practice of such Bank, (iii) payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any director, officer, employee or independent contractor of either Bank, other than in the ordinary course of business consistent with past practice of such Bank, (iv) increase in coverage or benefits payable under any existing Employee Plan, other than in the ordinary course of business consistent with past practice of such Bank, (v) any other increase in compensation, bonus or other benefits payable to any director, officer, employee or independent contractor of either Bank other than increases in the ordinary course of business consistent with past practice of such Bank, or (vi) material waiver of or significant modification to any non-solicitation or non-competition provisions of any employment agreement or other Contracts;
          (h) any material labor dispute, other than routine and individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of either Bank, or any lockouts, strikes, slowdowns or work stoppages or, to Seller’s Knowledge, threats in writing thereof by or with respect to such employees;
          (i) except as set forth on Schedule 3.08(i) of the Seller Letter, any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment that require expenditures to be made after the Closing in excess of $10,000 individually or $50,000 in the aggregate;
          (j) any material transaction or commitment made, or any Material Contract entered into, amended or terminated by either Bank or any relinquishment by either Bank of any Material Contract or other material right, other than those contemplated by this Agreement;
          (k) a cancellation or compromise of any material Debt or Claim;
          (l) any settlement or compromise of any pending or threatened Claim;
          (m) the making or changing of any material election in respect of Taxes other than as required by applicable Laws; or
          (n) any Contract entered into, other than this Agreement, to take any actions, or cause to be taken, any of the actions specified in this Section 3.09.
     3.09 Related Party Transactions. Except as set forth on Schedule 3.09 of the Seller Letter, no officer, director or Affiliate of either Bank, (excluding each Bank) (collectively, the “Related Parties”) presently (i) owns, directly or indirectly, any interest in (excepting not more than five percent stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of either Bank; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that either Bank uses or the use of which is necessary for the conduct of its business; (iii) has brought any Action against, or owes any amount to, either Bank; or (iv) on behalf of either Bank, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of either Bank, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 3.09 of the Seller Letter contains a complete list of all Contracts between either Bank and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before Closing (other than those Contracts entered into after the date of this Agreement for which Buyer has given its prior written consent pursuant to Section 7.01). Neither Bank is a party to any transaction with any Related Party on other than arm’s-length terms.

     3.10 Material Contracts.
          (a) Schedule 3.10(a) of the Seller Letter is a complete list of each of the following Contracts which a Bank is a party to or bound by as of the date of this Agreement, which are not cancelable by such Bank without penalty, fine or ongoing obligation on 90 days or less notice and which contain ongoing obligations of such Bank from and after the Closing (each a “Material Contract”):
               (i) any lease for tangible personal property providing for annual base rentals for such personal property lease of $10,000 or more or aggregate base rental payments for such personal property lease of $50,000 or more;
               (ii) any Contract for the purchase of materials, Software, supplies, goods, services, equipment or other assets providing for either annual base payments by either Bank of $10,000 or more or aggregate base payments by either Bank of $50,000 or more;
               (iii) any partnership, joint venture or limited liability company agreement or any Contract concerning an equity or partnership interest in another Person;
               (iv) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of all or substantially all assets or otherwise);
               (v) any Contract by which either Bank has incurred or is liable for any indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any of such Bank’s assets), in excess of $100,000;
               (vi) any Contract that limits the freedom of either Bank to compete in any line of business, in any market or customer segment or with any Person;
               (vii) any Contract containing any right of first refusal or right of first negotiation;
               (viii) any Related Party Agreement;
               (ix) any Contract requiring either Bank to use the products or services of the contracting party on an exclusive basis;
               (x) any Contract requiring either Bank to provide services on a “most favored nation” basis;
               (xi) any Contract pursuant to which either Bank is subject to confidentiality or non-disclosure obligations or that restricts any Person from disclosing any confidential information in its possession which relates to either Bank (other than those which, by their terms, do not permit disclosure of such Contract);
               (xii) any Contract under which either Bank agrees to indemnify any party other than in the ordinary course of business; or
               (xiii) any Employee Plan with either Bank’s current or former directors, officers, employees or independent contractors.

          (b) Each Material Contract constitutes a valid and binding obligation of the Bank which is a party thereto, has not been terminated by its terms and is enforceable against such Bank and, to Seller’s Knowledge, by such Bank against each other party thereto, in accordance with its terms, subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights. Neither Bank nor, to Seller’s Knowledge, any other party is in default under or breach of any Material Contract. Since the Recent Balance Sheet Date, neither Bank has received any written notice that it is in default under or breach of any Material Contract, and to Seller’s Knowledge no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any such default or breach. Neither Bank has repudiated or waived any material provision of any Material Contract and, to Seller’s Knowledge, no other party to a Material Contract has repudiated any material provision thereunder.
     3.11 No Undisclosed Material Liabilities. There are no material Liabilities or obligations of either Bank including any Liability for Taxes, that are of a nature or type required to be set forth a balance sheet prepared in accordance with GAAP, other than:
          (a) Liabilities or obligations reflected in the balance sheet forming a part of the Interim Financial Statements or reflected in the notes to the Annual Financial Statements; or
          (b) Liabilities incurred in the ordinary course of business consistent with past practice since September 30,2009.
     3.12 Litigation. There is no Action pending against or, to Seller’s Knowledge, threatened in writing against either Bank or any of officers or directors of either Bank in their capacity as officers or directors of either Bank before any Governmental Authority (a) in which the plaintiff is seeking damages against such Bank or its officers or directors in their capacity as officers or directors of such Bank, (b) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay beyond the Outside Date any of the Transactions, or (c) in which the penalties, if determined adversely to such Bank or any of its officers or directors, involve suspension, debarment, termination of contract or any other remedy that would restrict the business activities of such Bank, other than, in each case, such as would not reasonably be expected to have a Material Adverse Effect. Neither Bank is subject to any Order with continuing effect beyond the Closing Date.
     3.13 Compliance with Laws and Court Orders. Neither Bank is in material violation of, default under or conflict with, and is not under investigation with respect to any material violation of any Law applicable to its business, properties, assets and operations (including those relating to wages and hours, record keeping, possession of classified information or zoning). Neither Bank has received at any time since the Recent Balance Sheet Date, any written notice from any Governmental Authority to the effect that such Bank is not in material compliance with any Law applicable to its business, properties, assets and operations (including those relating to wages and hours, record keeping, possession of classified information or zoning). No representation or warranty is made in this Section 3.13 with respect to (i) applicable Laws and Orders with respect to Taxes, which are covered in Section 3.16, (ii) any Environmental Laws, which are covered in Section 3.18, (iii) Laws and Orders applicable to employment and employment practices, terms and conditions of employment and wages and hours, which are covered in Section 3.21 or Section 3.22 or (iv) ERISA matters, which are covered in Section 3.20.

     3.14 Licenses and Permits. Each Bank has all material Permits and Consents from Governmental Authorities required to carry on the business of such Bank as now conducted. Schedule 3.14 of the Seller Letter correctly sets forth a list of each license, franchise, permit, order, registration, certificate, approval or other similar authorization of a Governmental Authority of each Bank (collectively, the “Permits”), and each pending application for any Permit, together with the name of the Governmental Authority issuing such Permit or with which such application is pending. The material Permits have not been terminated (other than those scheduled to expire prior to the Closing in accordance with their terms), and neither Bank is in material violation of or default under, and to Seller’s Knowledge no condition exists that with notice or lapse of time or both would constitute a material violation of or default under, the Permits. Except as set forth on Schedule 3.14 of the Seller Letter, no proceeding is pending by or before any Governmental Authority or, to Seller’s Knowledge, threatened in writing, to revoke or limit any material Permit, and none of the material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. Since the Recent Balance Sheet Date, neither Bank has received any written notice from any Governmental Authority to the effect that such Bank is not in compliance with any material Permit.
     3.15 Proprietary Rights. Schedule 3.15 of the Seller Letter sets forth all registered Intellectual Property, all material unregistered trademarks and service marks, and all Material Contracts concerning Intellectual Property used by each Bank in the course of its business (together with all other material unregistered Intellectual Property, the “Material IP”) as of the date of this Agreement. To Seller’s Knowledge, all of the registered Intellectual Property set forth in Schedule 3.15 of the Seller Letter is valid and enforceable and has not expired. Each Bank owns or has a license to use all of the Material IP used by such Bank in the course of its business free and clear of all Liens (except for Permitted Liens and licenses entered into in the ordinary course of business), and to Seller’s Knowledge all of such rights shall survive the consummation of the Transactions contemplated by this Agreement unchanged. Neither Bank is, and to Seller’s Knowledge, no other party is in breach or default under any licenses for Material IP, and all of such licenses are enforceable against the Bank which is a party thereto and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and has not been terminated in accordance with its terms. No Actions or Orders have been instituted, or are pending or to Seller’s Knowledge, threatened in writing, which seek to cancel, limit or challenge the validity, enforceability, ownership, use of, or other rights of either Bank with respect to Material IP used by such Bank in the course of its business, nor to Seller’s Knowledge has any Person made any claim in writing to such Material IP. To Seller’s Knowledge, the Intellectual Property owned by, and the conduct of the business of, each Bank does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person, except as would not reasonably be expected to have a Material Adverse Effect, and no other Person is infringing, misappropriating or otherwise violating any Material IP owned by either Bank, except as would not reasonably be expected to have a Material Adverse Effect. In addition, to Seller’s Knowledge, no officer, director or employee of either Bank is party to any Contract with any Person other than one of the Banks which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than one of the Banks, except as would not reasonably be expected to have a Material Adverse Effect. Each Bank has implemented reasonable backup and disaster recovery technology consistent with reasonable industry practices.

     3.16 Taxes.
          (a) (i) The Seller Group and each Bank have each timely filed all material Tax Returns required to be filed by or with respect to each Bank, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, and such Tax Returns are correct and complete in all material respects; (ii) all material Taxes due and owed by the Seller Group and each Bank, whether or not shown on any Tax Return, have been timely paid or have been accrued on books and records of one of the Banks in accordance with GAAP; (iii) each Bank has promptly withheld and remitted all material Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party to the extent such withholding is required by Law; (iv) neither Bank has waived any statute of limitations in respect of the collection of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment of deficiency; (v) to Seller’s Knowledge, neither Bank has engaged in any transaction that would constitute a “tax shelter,” a “reportable transaction,” a transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Section 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes and that has not been disclosed on an applicable Tax Return; (vi) except for the Seller Group, neither Bank has been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that has filed or at any time was required to file a consolidated federal income tax return for any taxable period, and neither Bank has been a member of an affiliated group of corporations that has filed or at any time was required to file a consolidated, combined or unitary income tax return under provisions of state, local or foreign tax Law comparable to Section 1504(a) of the Code for any taxable period; (vii) neither Bank has (A) an obligation under any Contract with any other Person with respect to Taxes of such other Person, and (B) liability for Taxes of any other Person as a transferee or successor, by contract or otherwise; (viii) neither Bank is currently the beneficiary of any extension of time within which to file any Tax Returns; (ix) neither Bank has received from any taxing authority (including jurisdictions in which neither Bank has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any taxing authority against either Bank; (x) neither Bank is a party to or bound by any Tax Sharing Agreement; (xi) neither Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax Law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax Law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting.
          (b) Schedule 3.16(b) of the Seller Letter lists (i) all Tax Returns filed for taxable periods ended on or after December 31, 2004 for or on behalf of each Bank, (ii) indicates those Tax Returns that have been audited, (iii) indicates those Tax Returns that currently are the subject of audit and (iv) indicates those Tax Returns that must be filed and their due dates for a Tax period or year commencing before and ending before or after the Closing Date.
          (c) The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Seller Group and the Banks concerning Tax matters.

     3.17 Real Property.
          (a) Schedule 3.17(a) of the Seller Letter sets forth a list and description of each parcel of real property owned by each Bank (collectively, the “Owned Real Property”) as of October 31, 2009. Each Bank has good and marketable fee simple title to the Owned Real Property owned by such Bank, except for (i) Owned Real Property disposed of since such date in the ordinary course of business, (ii) Permitted Liens and (iii) as set forth on Schedule 3.17(a) of the Seller Letter. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well-maintained reasonable wear and tear excepted.
          (b) Schedule 3.17(b) of the Seller Letter sets forth a true, correct and complete list of all leases, subleases and other agreements as of the date of this Agreement (collectively, the “Real Property Leases”) under which either Bank uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being hereinafter referred to as the “Leased Real Property”) which list includes the true, correct and complete property address. Each Real Property Lease is a valid and binding obligation of the Bank which is a party thereto, has not been terminated in accordance with its terms, and is enforceable by such Bank against each other party thereto, in accordance with its terms, subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as such enforceability thereof may be limited by applicable bankruptcy insolvency, reorganization, moratorium or other similar laws of general applicability relating to creditors’ rights. Neither Bank is, and to Seller’s Knowledge no other party is, in material default or breach under any Real Property Lease. Since the Recent Balance Sheet Date, neither Bank has received written notice of, nor to Seller’s Knowledge, has there been any default threatened in writing by any landlord or tenant under any Real Property Lease or under any subordinate transfer under a Real Property Lease. All of the land, buildings, structures, plants, facilities and other improvements leased or used by either Bank in the conduct of its business other than those items that comprise part of the Owned Real Property are included in the Leased Real Property.
          (c) Neither Bank has received written notice of any pending, or to Seller’s Knowledge, are there any condemnation, eminent domain or similar proceedings threatened in writing, currently affecting the Leased Real Property, any improvements thereon or any portion thereof. Neither Bank has received written notice that there are any pending, or to Seller’s Knowledge, have there been any requests, applications or proceedings threatened in writing, to currently alter or restrict any zoning or other use restrictions applicable to the Leased Real Property, any improvements thereon or any portion thereof. There are no adverse parties in possession of the Leased Real Property or any portion or portions thereof, and on the Closing Date each Bank’s interests in the Leased Real Property will be free and clear of any and all Liens other than Permitted Liens.
     3.18 Environmental Matters.
          (a) Except as set forth in Schedule 3.18 of the Seller Letter,
               (i) Since January 1, 2006, no notice, notification, demand, request for information, citation, summons or order has been received by either Bank, no penalty has been assessed against either Bank, and no Action is pending or, to Seller’s Knowledge, is threatened in writing by any Governmental Authority or other Person with respect to any matters relating to either Bank and relating to or arising out of any Environmental Law;

               (ii) Since January 1, 2006, no complaint has been filed with respect to any matters relating either Bank and relating to or arising out of any Environmental Law;
               (iii) Each Bank is and at all times since January 1, 2006, has been in compliance with all Environmental Laws, and has obtained and is in compliance with all Environmental Permits; and
               (iv) Neither Bank has performed or subcontracted for performance any asbestos removal, repair or abatement activities with respect to any Contract, its own facilities or otherwise.
          (b) Except as set forth in Schedule 3.18 of the Seller Letter, there has been no material environmental investigation, study, audit, test, review or other analysis conducted at any time since January 1,2006 in relation to the business of either Bank or any property or facility now or, to Seller’s Knowledge, previously owned, leased, used, or operated by either Bank which has not been delivered to Buyer prior to execution of this Agreement.
          (c) Except as set forth in Schedule 3.18 of the Seller Letter, neither Bank has released, disposed of, transported, stored, generated or arranged for the transportation or disposal of, any Hazardous Materials to, at or upon any Owned Real Property or Leased Real Property.
          (d) Except as set forth on Schedule 3.18 of the Seller Letter, to Seller’s Knowledge, no Owned Real Property or Leased Real Property contains an underground storage tank nor has the Seller or any Bank caused or authorized the removal of any underground storage tank from any Owned Real Property or Leased Real Property.
          (e) For purposes of this Section 3.18 only, the following terms shall have the meanings set forth below:
     “Bank” shall include any entity which is, in whole or in part, a predecessor of either Bank, but only to the extent such Bank is responsible for the liabilities of such predecessor;
     “Environmental Laws” means any federal, state, local and foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree or governmental restriction or requirement or any Contract with any Governmental Authority, whether now or hereinafter in effect, relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq., and other comparable federal, state, local and foreign laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder;
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting the business of either Bank as currently conducted; and

     “Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other regulated material that could result in the imposition of liability under any Environmental Law, including, without limitation, petroleum products and friable materials containing more than one percent asbestos by weight.
     3.19 Insurance Coverage. Schedule 3.19 of the Seller Letter lists all insurance policies and fidelity bonds relating to the assets, properties, business, operations, employees, officers or directors of either Bank or that are otherwise maintained by or for either Bank (the “Bank Policies”)(specifying the insurer, the policy number or covering note number with respect to binders and the limits, and the aggregate limit, if any, of the insurer’s liability thereunder), and Seller has caused each Bank to provide Buyer with (or access to) true and complete copies of all such Bank Policies. The Bank Policies have not been terminated in accordance with their terms. Except as set forth in Schedule 3.19 of the Seller Letter, there is no Claim for coverage by either Bank pending under any of such Bank Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Bank Policies or in respect of which such underwriters have reserved their rights. All premiums payable by the Banks under all such Bank Policies have been timely paid, and each Bank otherwise has complied in all material respects with the terms and conditions of all such Bank Policies. Neither Bank has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Bank Policies.
     3.20 Employee Benefit Plans.
          (a) Schedule 3.20(a) of the Seller Letter contains a correct and complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and (ii) each employment, severance or similar Contract, plan, material arrangement or material policy and each other material plan or material arrangement, which is written, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, other welfare benefits, workers’ compensation, supplemental unemployment benefits, severance’benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, contributed to or required, as of the date hereof, to be contributed to by either Bank and covers any director, officer, or employee or former director, officer, or employee of either Bank, or with respect to which either Bank has any Liability. Such plans are referred to herein individually as an “Employee Plan” and collectively as the “Employee Plans.”
          (b) With respect to each Employee Plan, the Banks have delivered to Buyer (to the extent such document exists) correct and complete copies of the current plan document and summary plan description, the most recent determination letter received from the Internal Revenue Service, if any, the Form 5500 Annual Report which has been filed for each of the three most recent years prior to the Closing Date, results of testing for compliance with all applicable Laws pertaining to coverage, non-discrimination, top-heavy status, limits on contributions and benefits, and tax deductibility of contributions for each of the three most recent years prior to the Closing Date (if applicable), material documentation of all actions taken to correct any instances of possible noncompliance with Laws under voluntary correction procedures of the Internal Revenue Service or Department of Labor, including self-corrections, within the three years prior to the Closing Date, and all trust agreements, insurance contracts, and other material funding agreements that implement such Employee Plan. The Banks have delivered to Buyer all material correspondence for the six years prior to the Closing Date to and from any Governmental Authority that initiated an inquiry, investigation, or audit of any Employee Plan.
          (c) Neither Bank contributes to or maintains, and neither Bank has contributed to or maintained, any plan that constitutes or constituted a “multiemployer plan,” as defined in Section 3(37) of ERISA, or that is or was subject to Title IV of ERISA.
          (d) Except to the extent that any non-compliance would not result in a material Liability of the Banks, taken as a whole, each Employee Plan and related trust, if any, have at all times been maintained, operated, and administered (including the filing and distribution of all required reports and descriptions) in compliance with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Code, which are applicable to such Employee Plan.
          (e) The consummation of the Transactions will not (i) entitle any current or former employee or independent contractor of either Bank to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of such Bank, or (ii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase or enhance the amount or benefits payable or provided under, or trigger any other material obligation pursuant to, any Employee Plan. There is no Contract covering any employee or former employee of either Bank that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.
          (f) Except as set forth in Schedule 3.20(f) of the Seller Letter, to Seller’s Knowledge, neither Bank has Liability with respect to post retirement health, medical or life insurance benefits or other welfare benefits for retired, former or current employees of either Bank, other than pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          (g) Except as would not result in a material Liability of the Banks, taken as a whole, there has been no amendment to, written interpretation or announcement (whether or not written) by either Bank or any of its Affiliates to any current or former employee of such Bank relating to, or any change in employee participation or coverage under, any Employee Plan which (i) is not in accordance with the written or otherwise preexisting terms and provisions of such Employee Plan, or (ii) would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for such Bank’s fiscal year ended on December 31,2008.
          (h) All material contributions and payments accrued under each Employee Plan, other than the spending account liabilities under either Bank’s cafeteria plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending at the Closing Date, have been discharged and paid on or prior to the Closing Date.
          (i) There is no pending or, to Seller’s Knowledge, threatened or contingent Action against either Bank relating to any Employee Plans that would result in a material liability of the Banks, taken as a whole, except for claims for benefits which are payable in the ordinary course.

          (j) To Seller’s Knowledge, no Employee Plan, nor any trust created thereunder, nor, to Seller’s Knowledge, any trustee or administrator thereof, has engaged in a transaction with such Employee Plan or with a party in interest, as defined in Section 3(14) of ERISA, that constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or that would subject such Employee Plan, trust, trustee, administrator or party in interest to a penalty imposed by Title I, Part 5 of ERISA.
     3.21 Employees. Schedule 3.21 of the Seller Letter sets forth a true and complete list as of the date of this Agreement of (i) the names, titles, annual base salaries, bonus eligibility and other compensation of all employees of each Bank and (ii) the names of all independent contractors or consultants and the fees payable to them. Except as set forth on Schedule 3.21 of the Seller Letter, neither Bank is a party to any employment contract with any of its officers or employees with respect to such person’s employment and the employment of each employee and the engagement of each independent contractor of either Bank is terminable at will, without any penalty, liability or severance obligation incurred by either Bank. To Seller’s Knowledge, no employee or independent contractor of either Bank is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other Contract relating to the right of any such employee to be employed by either Bank, except as would not reasonably be expected to have a Material Adverse Effect.
     3.22 Labor Matters.
          (a) Each Bank is in material compliance with all currently applicable Laws respecting employment and employment practices, including provisions relating to wages and hours, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. Neither Bank is engaged in any unfair labor practice, and (other than for wages earned in the ordinary course of business during the payroll period immediately preceding the Closing Date) there exists no basis for the assessment of any unpaid wages with respect to any Bank employee.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect, there is no unfair labor practice complaint pending or, to Seller’s Knowledge, threatened in writing against either Bank before the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission or any other Governmental Authority. Neither Bank is now, and neither Bank has been since January 1, 2006, bound by or party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees of either Bank. There currently is no labor strike, slowdown, lockout or stoppage or union organization campaign, election or similar action pending or, to Seller’s Knowledge, threatened in writing against or affecting either Bank.
          (c) Neither Bank has Liability under the Worker Adjustment and Retraining Notification Act (“WARN”), as it may be amended from time to time, or similar applicable state Law. On or before the Closing Date, Seller shall provide by location a list of all employees of each Bank who have experienced “employment losses” (as defined by WARN) in the 90 days prior to the Closing Date and Seller shall update the list up to and including the Closing Date.
     3.23 Books and Records. Each Bank has maintained business records with respect to the assets and its business and operations which are true, accurate and complete in all material respects, and there are no material deficiencies in such business records. Neither Bank has any of its primary records, systems, controls, data or information which are material to the operation of its business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Bank.
     3.24 Finders’ Fees. Except for any fees which shall be borne by Seller, no broker, finder, agent or similar intermediary has acted on behalf of the Banks or Seller in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by either Bank in connection therewith based on any Contract with either Bank.
     3.25 Bank Accounts and Powers of Attorney. Set forth in Schedule 3.25 of the Seller Letter is an accurate and complete list showing (i) the name and address of each bank or other depository with which either Bank has an account, the number of any such account and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the names of all Persons, if any, holding powers of attorney from either Bank and a summary statement of the terms thereto.
     3.26 Loans. (a) Each Loan:
          (i)  represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor. To Seller’s Knowledge, each Obligor at the time of such execution did not lack capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Loan involved;
          (ii)  is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of relating to or affecting creditors’ rights and to general equity principles;
          (iii)  (A) that was originated by any Bank was originated in conformity in all material respects with the then lending standards of such Bank and in the ordinary course of business of such Bank and in conformity in all material respects with applicable Laws and its principal balance as shown on such Bank’s books and records is true and correct as of the date indicated therein, (B) has an assignable Lien, to the extent secured by a valid and enforceable Lien in the collateral therefor, and has the priority reflected in the applicable Bank’s records subject to any Permitted Liens, and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore; and
          (iv)  (A) has complied, and at the Closing Date will have complied, in all material respects with all applicable Laws relating to such Loan and (B) has been serviced in accordance with the applicable Bank’s servicing practices which have been in compliance in all material respects with all applicable Laws; other than in the case of the foregoing clauses (A) and (B) such noncompliance which individually or in the aggregate would not have a Material Adverse Effect.
     (b) Except as set forth on Schedule 3.26 of the Seller Letter or in the respective examination reports of the Banks, there are no Loans or other assets of any Bank in excess of $25,000 that have been classified by examiners as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” as of September 30,2009 that individually or in the aggregate would have a Material Adverse Effect. Set forth on Schedule 3.26 of the Seller Letter by loan number and classification is a complete list of each Loan in excess of $25,000 that has been classified by examiners as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” as of September 30,2009. Set forth on Schedule 3.26 of the Seller Letter is a complete list of each Bank’s “other real estate owned” as of September 30, 2009. Neither Bank holds any guarantees of indebtedness. Except as set forth on Schedule 3.26 of the Seller Letter, neither Bank is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements. Each Bank has all requisite corporate, banking and other lawful power and authority to hold the Loans and has valid and marketable title to the Loans free and clear of all Liens, except for Permitted Liens.
          (c)  (i) the documentation relating to each Loan accurately reflects the payment history through the applicable date thereof, the outstanding balance of the Loan as of the date indicated therein, and all receipts pertaining to the Loan from the Obligor(s) thereof and all credits to which such Obligor(s) are entitled as of the date indicated therein, (ii) with respect to each Loan that is secured, the applicable Bank has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and such Lien has the priority described in such Bank’s loan files relating to such Loans (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity), (iii) the applicable Bank has paid or caused to be paid any and all license, franchise, intangible, stamp or other tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or relating to the acquisition, collection or holding of any Loan, and (iv) neither Bank nor any of its respective agents, officers, employees or representatives has been guilty of any civil or criminal fraud with respect to the creation of any Loan.
          (d)  Except as set forth in Sections 3.26(a), (b), and (c) above, Seller makes no representation or warranty of any kind to Buyer relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Loans or any documents, instrument or agreement in the loan file, including documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.
     3.27 Deposits. All of the Deposits were opened, extended or made, and have been maintained and administered, in accordance in all material respects with (i) the relevant type of Deposit account of the applicable Bank, and (ii) all applicable federal and state Laws and orders. The deposit agreements and other documents relating to the Deposits to be delivered or made available to Buyer will be all that are necessary to establish the amounts or other terms of the Deposits, that will govern the terms of the Deposit accounts and that evidence the Deposits. The Deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. To Seller’s Knowledge, there are no Deposits that are subject to any judgment, decree or order of any court or governmental entity.

     3.28 Allowance for Loan and Lease Losses. To Seller’s Knowledge, the allowance for loan and lease losses (“ALLL”) reflected in the Financial Statements was as of such date adequate based upon the applicable Bank’s past business practices to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on Loans outstanding as of the applicable dates of the Financial Statements.
     3.29 Seller Regulatory Reports. Prior to the execution of this Agreement, Seller has delivered or made available to Buyer complete and accurate copies of all reports that the Banks have filed since January 1,2007 with (i) the FDIC, and (ii) the Illinois Department of Financial and Professional Regulation (“IDFPR”) (collectively, the “Bank Regulatory Reports”). Since January 1,2007, each Bank has filed all Bank Regulatory Reports that it was required to file with (i) the FDIC and (ii) the IDFPR. As of their respective dates (and giving effect to any amendments or modifications filed with respect to reports and documents filed before the date of this Agreement), each Bank Regulatory Report is true and correct in all material respects, complies in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the Governmental Authority with which they were filed and fairly represented the financial condition of the applicable Bank as of the respective date thereof.
     3.30 Regulatory Investigations. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Banks, no Governmental Authority has initiated any proceeding or, to the Seller’s Knowledge, investigation into the business or operations of the Banks within the past five (5) years except as would not reasonably be expected to have a Material Adverse Effect. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the IDFPR, the FDIC or other any Governmental Authority, except for any unresolved violation, criticism or exception as would not reasonably be expected to have a Material Adverse Effect.
     3.31 ADA Compliance. To Seller’s Knowledge, all “alterations” (as such term is defined in the Americans with Disability Act and the regulations issued thereunder, (the “ADA”)), by Seller or any Bank to the Owned Real Property and the Leased Real Property, including automated teller machines, undertaken after January 26, 1992, are in compliance in all material respects with the ADA except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, there are no investigations, proceedings or complaints pending or overtly threatened against any Bank in connection with any Owned Real Property or Leased Real Property, including automated teller machines, under the ADA, except for such investigation, proceeding or complaint as would not reasonably be expected to have a Material Adverse Effect.
     3.32 Fiduciary Accounts. Schedule 3.32 of the Seller Letter contains a list of all accounts for which either Bank acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. Each Bank has administered all accounts required to be listed on Schedule 3.32 of the Seller Letter in accordance in all material respects with the terms of the governing documents and applicable Laws. To Seller’s Knowledge, no Bank nor any director, officer or employee of either Bank has committed any breach of trust with respect to any such fiduciary account. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.
     3.33 Exclusivity of Representations. The representations and warranties made by Seller in this Article III and in Article IV are the exclusive representations and warranties made by Seller with respect to the Banks and with respect to the Seller. Buyer hereby disclaims any other express or implied representations or warranties with respect to the Banks or with respect to Seller or any of their Affiliates. Except as expressly set forth herein, the condition of the assets of the Banks shall be “as is” and “where is” and Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Banks or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that any materials, documents or information made available to Buyer, its Affiliates or their respective directors, officers, employees, stockholders, agents or Representatives in connection with the Transactions do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or its Affiliates or their respective directors, officers, employees, stockholders, agents or Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
     Seller represents and warrants to Buyer as follows:
     4.01 Valid Title. Seller is the record and beneficial owner of the Bank Shares, and on the Closing Date, Seller will be the record and beneficial owner of the Bank Shares, free and clear of any and all Liens. Other than the Bank Shares, Seller owns no securities of either Bank or options to purchase or rights to subscribe for or otherwise acquire any securities of either Bank and has no other interest in or voting rights with respect to any securities of either Bank. None of such Bank Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Bank Shares.
     4.02 Authorization; Binding Effect. Seller has all requisite corporate power and corporate authority to enter into this Agreement and each of the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution, and delivery by each other party hereto) constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon execution and delivery by Seller of each other Transaction Document to which Seller is a party, such Transaction Document will be duly and validly executed by Seller and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) Seller’s valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.03 Governmental Authorization. Except as set forth on Schedule 4.03 of the Seller Letter, no Consent of, filing with, or notice to, any Governmental Authority, including the filing of any pre-merger notice under or pursuant to the HSR Act, is required of Seller in connection with the execution of this Agreement and each of the Transaction Documents to which Seller is a party, and the consummation by Seller of the Transactions.
     4.04 Non-contravention. Except as set forth on Schedule 4.04 of the Seller Letter, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the Transactions do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Seller, (b) assuming the Consent, filings and notices, if any, referred to in Schedule 4.03 of the Seller Letter are obtained or made, contravene or conflict in any material respect with any applicable Law or Order binding upon or applicable to Seller, (c) breach, conflict with or constitute a default, or impair the rights of Seller, or give rise to a right of termination, suspension or cancellation of any right of Seller, or to a loss of any benefit to which Seller is entitled, or accelerate any obligation of Seller or increase or impose any liability on Seller, in each case, under any provision of any Contract binding upon Seller or by which any of Seller’s assets or properties are bound or subject, or any Permit held by Seller, or (d) result in the creation or imposition of any Lien on any assets or properties of Seller, with such exceptions, in the case of clauses (c) and (d), as would not, individually or in the aggregate, materially adversely affect Seller’s ability to consummate the Transactions.
     4.05 No Prohibition. No Action before any Governmental Authority is now pending or, to Seller’s Knowledge, threatened, against or relating to Seller which would prohibit or adversely affect the ability of Seller to consummate or perform the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Seller as follows:
     5.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Permits and Consents required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Buyer MAE. For purposes of this Agreement, the term “Buyer MAE” means any materially adverse effect on the business, assets, properties, results of operations or condition of Buyer and its subsidiaries taken as a whole, or on the ability of Buyer to consummate the Transactions.
     5.02 Authorization; Binding Effect. Buyer has all requisite corporate power and corporate authority required to enter into this Agreement and each of the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and (assuming the due authorization, execution, and delivery by each other party hereto) constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon execution and delivery by Buyer of each other Transaction Document to which Buyer is a party, such Transaction Document will be duly and validly executed by Buyer and will constitute (assuming, in each case, the due authorization, execution, and delivery by each other party thereto) Buyer’s valid and binding agreement, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     5.03 Governmental Authorization. Except for the Regulatory Consents required to be obtained or made by Buyer, no Consent of, filing with, or notice to, any Governmental Authority, including the filing of any pre-merger notice under or pursuant to the HSR Act, is required of Buyer in connection with the execution of this Agreement and each of the Transaction Documents to which Buyer is a party, and the consummation by Buyer of the Transactions.

     5.04 Non-contravention. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the Transactions do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (b) assuming the Regulatory Consents referred to in Section 5.03 are obtained or made by Buyer, contravene or conflict in any material respect with any applicable Law binding upon or applicable to Buyer, (c) breach, conflict with or constitute a default, or impair the rights of Buyer, or give rise to a right of termination, suspension or cancellation of any right of Buyer, or to a loss of any benefit to which Buyer is entitled, or accelerate any obligation of Buyer or increase or impose any liability on Buyer, in each case, under any provision of any Contract binding upon Buyer or by which any of Buyer’s assets or properties are bound or subject, or any Permit held by Buyer, or (d) result in the creation or imposition of any Lien on any assets or properties of Buyer, with such exceptions, in the case of clauses (c) and (d), as would not, individually or in the aggregate, have a Buyer MAE.
     5.05 Securities Act. Buyer is an “accredited Investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Buyer understands that the Bank Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Buyer is acquiring the Bank Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act in any manner that would be in violation of the Securities Act. Buyer has not, directly or indirectly, offered the Bank Shares to anyone or solicited any offer to buy the Bank Shares from anyone, so as to bring such offer and sale of the Bank Shares by Buyer within the registration requirements of the Securities Act. Buyer will not sell, convey, transfer or offer for sale any of the Bank Shares except upon compliance with the Securities Act and any applicable state securities laws or pursuant to any exemption therefrom.
     5.06 Finders’ Fees. Except for any fees that shall be borne solely by Buyer, no broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by the Buyer in connection therewith.
     5.07 Financing. Buyer has available on hand, from its unrestricted cash and/or currently available unrestricted credit facilities all the cash that Buyer shall need on the Closing Date to consummate the Transactions. Buyer’s ability to consummate the Transactions is not contingent on revising any equity capital, obtaining specific financing therefore, consent of any lender or any other matter.
     5.08 Acknowledgement of Buyer. Buyer has conducted its own independent review and analysis of the business, assets, condition (financial and other), operations and prospects of the Bank. In entering into this Agreement, Buyer has relied solely on its investigation and analysis and the representations and warranties of Seller set forth in this Article III or Article IV of this Agreement. Buyer acknowledges that, other than as set forth in this Agreement, none of Seller, the Banks, their Affiliates or their respective directors, officers, employees, stockholders, agents or Representatives makes or has made any representation or warranty, either express or implied, as to the Banks, their respective assets and properties, the results of their operations, their liabilities, the conduct of their businesses, their condition (financial or other), their prospects, the accuracy or completeness of any of the information (including, without limitation, projections, forecasts, budgets and estimates) provided or made available to Buyer or its Affiliates or their respective directors, officers, employees, stockholders, partners, agents or Representatives (nor will any such Person make any such representation or warranty with respect to information provided to Buyer or its Affiliates or their respective directors, officers, employees, stockholders, partners, agents or Representatives in accordance with this Agreement or otherwise) or any other matter relating to the

Banks. None of Seller, the Banks, their Affiliates or any of their respective directors, officers, employees, stockholders, agents or Representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, stockholders, partners, agents, or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including set forth in materials furnished by the Seller or either Bank, in presentations by either Bank’s management or otherwise), to Buyer or its Affiliates or their respective directors, officers, employees, stockholders, partners, agents or Representatives or financing sources (or any omissions therefrom), except that the foregoing limitations shall not apply to Seller insofar as Seller makes the specific representations and warranties set forth in Article III or Article IV of this Agreement.
     5.09 CRA Rating. Each of Buyer, the Subsidiaries, or Affiliates of Buyer that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Buyer has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.
     5.10 Pro Forma Capital Requirements. Buyer is, and on a pro forma basis giving effect for the Transactions and any financing or capital injection contemplated by Buyer, will be “well capitalized,” as defined for purposes of the Federal Deposit Insurance Act, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Buyer, including, without limitation, any such higher requirement, standard, or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it will, condition any of the regulatory approvals upon an additional increase in Buyer’s capital or compliance with any capital requirement, standard or ratio.
     5.11 Anti-trust. Buyer has no knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Consents.
     5.12 Exclusivity of Representations. The representations and warranties made by Buyer in this Agreement are the exclusive representations and warranties made by Buyer. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.
ARTICLE VI
CONDITIONS TO CLOSING
     6.01 Conditions to Obligations of Each Party. The respective obligations of each party to perform this Agreement and to consummate the Transactions are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 10.02:
          (a) No Actions or Orders. No Law or Order shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the Transactions or has the effect of making illegal or otherwise prohibiting the Transactions (each party agreeing to use its commercially reasonable efforts to avoid the effect of any Law or Order or to have any such Order lifted); provided, that this condition may not be invoked by a party if any such Law or Order was the result of any act or omission by such Buyer or Seller.

          (b) All Regulatory Consents required to consummate the Transactions (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired and (ii) not be subject to any term or condition that would, after the Closing, have or be reasonably likely to have, a Material Adverse Effect (after giving effect to the Transactions).
          (c) The consent of Great River Bancshares, Inc. required under that certain Fourth Amended and Restated Loan Agreement made and entered into as of April 30,2009 by and among Mercantile Bancorp, Inc. and Great River Bancshares, Inc., the assignee of U.S. Bank National Association, to consummate the Transactions shall have been obtained or made and such consent shall be in full force and effect.
          (d) Seller and Buyer shall have entered into a data processing agreement (the “New Data Processing Agreement”) in form and substance reasonably acceptable to Seller and Buyer which shall contain the following provisions: (i) for the first ninety (90) days of the term, the same fee structure utilized in 2009 under those certain Data Processing Agreements between Seller and Banks (the “Existing Data Processing Agreements”) and for the second ninety (90) days of the term, the fee structure will be based on the actual vendor cost to Seller for the applicable service or software; (ii) Buyer shall not be subject to a termination fee under the New Data Processing Agreement upon Buyer’s conversion to its own data processing system; provided, that Buyer will be responsible for any fees associated with the conversion to its own data processing system; and (iii) a term of one hundred and eighty (180) days provided that Buyer may terminate the New Data Processing Agreement upon thirty (30) days written notice.
     6.02 Conditions to Obligations of Seller.
     The obligations of Seller to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.02:
          (a) Representations and Warranties. The representations and warranties of Buyer contained in Article V shall be true and correct in all material respects (except to the extent that any such representation or warranty contains a materiality or Buyer MAE qualifier, in which case it shall be true and correct in all respects), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation and warranty speaks as of a specified date, in which case as of such specified date).
          (b) Covenants. Buyer shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
          (c) Corporate Approval. Buyer shall have delivered to Seller resolutions of its Board of Directors evidencing approval of this Agreement and the Transactions.
          (d) Closing Certificate. Buyer shall have executed and delivered to the Bank a certificate, dated as of the Closing Date and signed by an officer of Buyer evidencing compliance with Sections 6.02 (a)-(c).
          (e) Payment of Purchase Price. Payment by Buyer of the Purchase Price pursuant to Section 2.04.

     6.03 Conditions to Obligations of Buyer.
     The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.02:
          (a) Representations Regarding Seller. The representations and warranties in Article IV shall be true and correct in all material respects (except to the extent that any such representation or warranty contains a materiality or Material Adverse Effect qualifier, in which case it shall be true and correct in all respects), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks as of a specified date, in which case as of such specified date).
          (b) Representations Regarding the Banks. The representations and warranties in Article III shall be true and correct in all respects, in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks as of a specified date, in which case as of such specified date), except for such failures to be true and correct that do not have, or would not reasonably be expected to have, a Material Adverse Effect; provided, that, for purposes of this Section 6.03(b) only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or words of similar effect (other than those contained in Section 3.07(a) and Section 3.08(a) or in listing representations) shall be deemed not to include such qualifications.
          (c) Covenants. Seller shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
          (d) Corporate Approval. Seller shall have delivered to Buyer certified resolutions of Seller’s Board of Directors evidencing approval of this Agreement and the Transactions.
          (e) Management Services Agreement. Seller and Banks shall have terminated all Management Services Agreements set forth on Schedule 3.10(a) of Seller Letter as of the Closing Date.
          (f) Closing Documents. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:
          (i) a certificate executed on behalf of Seller, dated the date of Closing and signed by an officer of Seller, evidencing compliance with Sections 6.03(a)-(d) hereof;
          (ii) an updated list of Deposits of the Banks which list shall update Schedule 1.01 of the Seller Letter which contains a list, by account number, of Deposits as of the Business Day immediately proceeding the date of this Agreement, however the list required by this Section 6.03(f)(ii) shall be updated to the date which is the Business Day immediately preceding the Closing Date;

          (iii) certificates representing the Bank Shares, endorsed in blank, or accompanied by stock powers duly executed in blank by Seller and the stock book, stock ledger and minute book of each Bank;
          (iv) a good standing certificate for each Bank issued by the IDFPR and dated as of a recent date prior to the Closing Date;
          (v) a copy of the charter of each Bank certified by the IDFPR and dated as of a recent date prior to the Closing Date;
          (vi) a certificate of the Secretary of each Bank dated the Closing Date certifying a copy of the bylaws of each Bank and stating that there have been no further amendments to the charter of each Bank delivered pursuant to the immediately preceding paragraph of this Section 6.03(f);
          (vii) a certificate of Seller’s investment banker representing that all of its fees and expenses relating to this Agreement incurred by Seller prior to and including the Closing Date have been paid in full; and
          (viii) such other documents as Buyer may reasonably request.
ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS
     7.01 Actions of the Banks Pending Closing. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall cause each Bank, except as set forth in this Agreement (a) to conduct its business and operations only in the ordinary course and consistent with past practice, (b) to use its commercially reasonable efforts to preserve its business organization intact, (c) to not terminate its present executive officers, except for a termination for cause and (d) to settle any and all intercompany arrangements, accruals and advances between Seller and such Bank prior to the Closing in accordance with Section 7.08.
     Without limiting the generality of the foregoing, prior to the Closing Date Seller shall cause each Bank not to, except as expressly contemplated by the first paragraph of this Section 7.01 or else where in this Agreement, without the prior written consent of Buyer (not to be unreasonably withheld), directly or indirectly do any of the following:
               (i) except to the extent required by applicable Law, amend or otherwise change the charter or bylaws of either Bank;
               (ii) issue or authorize or propose the issuance of, sell, transfer, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, transfer, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock;
               (iii) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock;

               (iv) materially amend any Material Contract other than in the ordinary course of business; terminate or fail to renew any Material Contract except for termination due to the expiration of the term of such Material Contract;
               (v) authorize any new capital expenditures or purchase of fixed assets which are in excess of $10,000 individually or $50,000 in the aggregate;
               (vi) except as may be required by applicable Law, Contract or Employee Plan, (A) increase the compensation or benefits payable or to become payable to, or enter into or amend any employment agreement with, its directors, officers, employees or independent contractors, except in the ordinary course of business, (B) grant any severance or termination pay to any director, officer, employee or independent contractor, (C) enter into any severance agreement with any director, officer, employee or independent contractor, except in the ordinary course of business, or (D) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan or any Employee Plan or policy;
               (vii) change any accounting methods, policies, procedures, or practices, except as may be required by GAAP or applicable Law;
               (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any Person;
               (ix) mortgage or otherwise encumber, subject to any Lien other than Permitted Liens, or sell, transfer or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Banks’ businesses, taken as a whole;
               (x) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of either Bank;
               (xi) except for any matter relating to a Tax imposed on the Seller Group on a consolidated, combined or unitary basis, make any material Tax election not required by Law that could have a continuing effect on either Bank following the Closing Date, or settle or compromise any material Tax liability other than in the ordinary course of business;
               (xii) waive, release, assign, settle or compromise any material rights or Actions (including any rights under any confidentiality agreement), other than in the ordinary course of business consistent with past practices;
               (xiii) materially change the (A) business organization of either Bank, or (B) method by which brokers, agents and correspondents of either Bank are compensated (it being agreed that the foregoing does not prohibit either Bank from terminating the engagement of any brokers, agents or correspondents, or engaging new brokers, agents and correspondents on terms substantially similar to agreements currently in effect or extending the term of any existing agreement);
               (xiv) except as required by applicable Law, (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk (including inn respect of underwriting policies);

               (xv) each Bank will not (a) enter into, renew, increase or commit to make any Loan (including letters of credit) to, or invest or agree to invest in any Person or modify any of the material provisions or renew or otherwise extend the maturity date of any existing Loan (collectively, “Lend to”) in an amount in excess of $600,000 or in any amount which, when aggregated with any and all Loans of such Bank to such Person, would be in excess of $600,000;(b) Lend to any Person in an amount in excess of $600,000 or in any amount which, or when aggregated with any and all Loans or commitments of such Bank to such Person, would be in excess of $600,000; (c) Lend to any Person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of foregoing clauses (a) through (c) such Bank may make any such Loan in the event (1) such Bank has delivered to Buyer a notice of its intention to make such Loan and, subject to applicable Law, such information as Buyer may reasonably require in respect thereof and (2) Buyer shall not have reasonably objected to such Loan by giving written or facsimile notice of such objection within three (3) Business Days following the delivery to Buyer of the notice of intention and information as aforesaid; or (d) Lend to any Person with a Loan which is on a “watch list” or similar internal report of such Bank; provided, however, that nothing in this subsection (xv) shall prohibit such Bank from honoring any contractual obligation in existence on the date of this Agreement;
               (xvi) each Bank shall maintain ALLL of such Bank at an amount required pursuant to the formula used by such Bank in the ordinary course of its business, and otherwise maintain reserves for possible loan, lease and other losses that are adequate in all material respects under the requirements of GAAP and applicable Laws to provide for possible losses, net of recoveries relating to Loans previously charged off, on Loans outstanding (including accrued interest receivables); or
               (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.
     7.02 Efforts; Consents. Each party hereto agrees to use reasonable best efforts, at its own cost and expense, to take or cause to be taken all actions necessary, proper or advisable to consummate the Transactions, including seeking all Required Consents and Consents of other Persons necessary to consummate the Transactions as promptly as practicable. Without limiting the foregoing, the parties shall cooperate with the other and Buyer shall use its reasonable best effort to, no later than seven (7) Business Days after the date of this Agreement (i) file applications and notices, as applicable, with the FDIC and the Board of Governors of the Federal Reserve System (or the applicable Federal Reserve Bank) under the Change in Bank Control Act, and obtaining approval of such applications and notices, (ii) file any required applications or notices with any foreign or state banking, insurance or other Governmental Authorities and obtaining approval of such applications and notices, (iii) make any notices or filings under the HSR Act, and (iv) make any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization and any relevant state regulator that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each party will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authorities with respect to the Transactions. Each party agrees that it will consult with the other party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Transactions, and will use reasonable best efforts to include representatives of the other party in any meetings or discussions with Governmental Authorities as well as provide copies of all materials to be submitted to a Governmental Authority to the other party in advance in order to allow such other party to review and comment on such materials. All documents that the parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the Transactions (including to obtain any Regulatory Consent) will comply as to form in all material respects with the provisions of applicable Law. The parties shall not take any action that would have the effect of materially delaying, impairing or impeding the receipt of any Required Consent, and the parties shall use reasonable best efforts to secure such Required Consents as promptly as possible.
     7.03 Certain Tax Matters.
          (a) Returns and Taxes.
               (i) Returns to be Filed and Taxes to be Paid by Seller. With respect to all Taxes for taxable periods ending on or before the Closing Date for which Tax Returns are required to be filed by either Bank or the Seller Group after the Closing Date (each a “Seller Return”), Seller shall timely prepare and file (or cause to be prepared and filed) all such Seller Returns. Seller shall be liable for all Taxes arising from any Tax imposed on either Bank with respect to any taxable period ending on or before the Closing Date, whether or not shown on a Seller Return. Buyer agrees to cooperate with Seller in preparing Seller Returns, including, without limitation, delivering to Seller such information and data concerning either Bank’s business as Seller may reasonably request, and, if required by applicable law, executing any such Seller Returns or other documentation.
               (ii) Returns to be filed and Taxes to be Paid by Buyer. Buyer shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns that are required to be filed by either Bank after the Closing Date other than Tax Returns for the filing of which Seller has responsibility under Section 7.03(a)(i) (each a “Buyer Return”). Buyer shall permit Seller to review and comment on any Buyer Return that relates to a Straddle Period and shall make such revisions to such a return as are reasonably requested. Any such Tax Returns shall be prepared in good faith in a manner consistent with past practice of the applicable Bank unless otherwise required by applicable law. Except as provided in Section 7.03(a)(iii), Buyer shall timely pay (or cause to be paid) on behalf of the applicable Bank all Taxes that are due and payable for the period covered by Buyer Returns.
               (iii) Straddle Period Taxes. Schedule 7.03(a)(iii) sets forth the Tax Returns of each Bank which may set forth a liability for Taxes of one of the Banks attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (a “Straddle Period”). For purposes of this Section 7.03(a) the amount of any Taxes attributable to a Straddle Period shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, that the amount attributable to the pre-Closing portion in the case of any Tax that is not based on income or receipts shall be equal to the total amount of such Tax multiplied by a fraction the numerator of which is number of days in the pre-Closing portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period. Seller shall timely pay (or cause to be paid) on behalf of the applicable Bank all Taxes that are due and payable for a Straddle Period that may be payable in connection with a Tax Return set forth on Schedule 7.03(a)(iii) to the extent such Taxes are attributable to the pre-Closing portion of the Straddle Period under the preceding sentence and to the extent such Taxes exceed any tax accrual set forth on the Interim Financial Statements that has not otherwise been settled between Seller and such Bank pursuant to Section 7.08.

               (iv) Transfer Taxes. Buyer and Seller shall each be responsible for the payment of one-half of all Transfer Taxes.
          (b) Tax Cooperation. Buyer and Seller shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate with each other in connection with the preparation and filing of Tax Returns and shall preserve all information, returns, books and records and other documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party with a reasonable opportunity to review and copy the same.
          (c) Controversies. Notwithstanding the provisions of Section 8.05(a), the following provisions shall govern any controversy or claim related to Taxes.
               (i) Seller shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of either Bank attributable to the period before the Closing, and Seller shall be entitled to any Tax refund relating to such Taxes provided, however, that Seller shall provide to Buyer (at Buyer’s expense) reasonable participation rights with respect to any Tax matter that is reasonably likely to materially affect the Tax liability of Buyer or either Bank for any taxable period ending after the Closing Date. Seller shall not enter into any settlement of, or otherwise compromise, any such Tax Matter that would bind Buyer or either Bank for any such period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.
               (ii) Except as provided in Section 7.03(c)(i), Buyer shall have the exclusive authority to control any audit or examination by any tax authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of either Bank.
          (d) Carrybacks. Neither Buyer nor the Banks shall carry back any net operating loss or other item or attribute from a period beginning on or after the Closing Date to a taxable period ending on or prior to the Closing Date.
     7.04 Access to Records; Confidentiality.
          (a) Prior to the Closing Date, Buyer shall be entitled, through its employees and representatives, to make such investigation of the assets, properties, business and operations of each Bank and such examination of the books, records and financial condition of each Bank as Buyer may reasonably request. Any such investigation and examination shall be conducted at reasonable times after providing reasonable prior notice and under reasonable circumstances and Seller shall cause each Bank to cooperate reasonably therewith. In order that Buyer may have the opportunity to make such business, accounting and legal review, examination or investigation as it reasonably requests of the business and affairs of each Bank, Seller shall cause each Bank to furnish the representatives of the investigating or examining party, during such period, with all such information and copies of such documents as such representatives may reasonably request, shall make available its officers and employees as such representatives may reasonably request, and Seller shall cause each Bank to cause its officers and employees to, and use reasonable efforts to cause its consultants, agents, accountants and attorneys to, cooperate reasonably with such representatives in connection with such review and examination.
          (b) Any exchange of Evaluation Material (as such term is defined in the Non-Disclosure Agreement) pursuant to this Section 7.04 shall be subject to the terms of the Non-Disclosure Agreement, which are hereby incorporated herein by reference and will continue in full force and effect until the Closing Date; provided, that the terms of the Non-Disclosure Agreement are expanded to apply mutatis mutandi to all Evaluation Material of Seller or each Bank or any of their Affiliates provided to Buyer or any of its employees or Representatives and to all Evaluation Material of Buyer or any of its Affiliates provided to Seller or any of its employees or Representatives, as the case may be, such that the information obtained by any party hereto, or its employees or Representatives, during any investigation conducted pursuant to Section 7.04(a), or in connection with the negotiation and execution of this Agreement or the consummation of the Transactions, or otherwise, will be governed by the terms of the Non-Disclosure Agreement; provided, further, that Seller shall have the right to rely on and enforce as a third party beneficiary any and all rights of Hovde Financial, Inc. under the Non-Disclosure Agreement. Upon Closing, the obligations of the parties to the Non-Disclosure Agreement under such agreement and the obligations of Buyer and Seller under this Section 7.04(b) will terminate and be of no further force or effect.
     7.05 Notification of Certain Matters. At any time and from time to time after the date hereof, the parties agree to (a) furnish to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records, and (c) do all such further acts and things, all as may be necessary or desirable to carry out the provisions of this Agreement and make effective the Transactions. Between the date of this Agreement and the Closing Date, each party agrees to give the other party notice in writing as promptly as practicable after it becomes aware of any event, state of facts, circumstances, development, change or effect that constitutes, or could be reasonably likely to constitute, a material breach of any representation, warranty, or covenant by such party; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.
     7.06 Litigation Support. If and for so long as any party hereto actively is contesting or defending against any Action brought by a third party in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either Bank, or its business or properties, or the Bank Shares, the non-contesting or non-defending parties shall reasonably cooperate with the contesting or defending party and its counsel, which cooperation will include, but not be limited to, the following: (i) if requested by the contesting or defending party, the non-contesting or non-defending parties will instruct their officers, directors and employees to (A) appear for interviews, at reasonable times and locations and (B) answer all questions truthfully concerning the contesting or defending party, the applicable Bank or concerning their work for such Bank, (ii) the non-contesting or non-defending parties will produce all of the non-privileged documents relating to the Action within the non-contesting or non-defending parties’ custody and control, which they are reasonably requested to produce by the contesting or defending party, and (iii) upon reasonable notice from the contesting or defending party, the non-contesting or non-defending parties shall instruct their officers, directors and employees to (x) appear for hearings, depositions and/or at trial (including as witnesses) related to any such Action, and (y) meet with representatives of the contesting or defending party and/or its counsel to assist in preparation for such depositions and/or trials, all at the sole cost and expense of the contesting or defending party.
     7.07 Employee Benefits. The employees of each Bank who are employed immediately after the Closing by such Bank or any of its Affiliates will be given credit for their years of service with such Bank before the Closing for purposes of determining eligibility to participate in, vesting of and entitlement to benefits (but not for purposes of benefit accrual under any deferred benefit pension plan) where length of service is relevant under any benefit plan or arrangement of Buyer or its Affiliates or such Bank in which the employee participates after the Closing (collectively, “Post-Closing Benefit Plans”). In addition, Buyer and each Bank shall waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of each Bank as of the Closing under any Post-Closing Benefit Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees of each Bank and that have not been satisfied as of the Closing under the Employee Plans that are welfare benefit plans maintained for the employees of each Bank immediately prior to the Closing. Nothing in this Section 7.07 shall prohibit Buyer from terminating any of the existing Employee Plans after Closing, in accordance with the terms of the Employee Plans and applicable Law, and moving the employees of each Bank into any employee benefit plans of Buyer in which they are eligible to participate after Closing, nor, except as otherwise expressly provided in this Section 7.07, obligate Buyer to take any other action with respect to the Employee Plans or any Post-Closing Benefit Plans.
     7.08 Related Party Transactions. Except as otherwise provided in this Agreement or set forth in Schedule 7.08 of the Seller Letter, Seller shall take all actions necessary to terminate prior to or concurrent with the Closing all Contracts set forth in Schedule 3.10(a) of the Seller Letter between either Bank, on the one hand, and Seller or any of its Related Parties, on the other hand. Seller shall be permitted to settle any and all intercompany arrangements, accruals and advances between Seller and each Bank prior to the Closing.
     7.09 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.
          (a) Buyer shall ensure, and shall cause each Bank to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Closing Date, was a director, officer, employee or agent of either Bank or who, at the request of either Bank, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Covered Representatives”) as provided in the respective governing documents and indemnification agreements to which either Bank is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such charters and by-laws shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Buyer nor any Bank following the Closing shall settle, compromise or consent to the entry of judgment in any Action or threatened Action without the written consent of such Covered Representative.

          (b) At the Closing Date, Buyer shall cause each Bank to purchase (at such Bank’s sole cost and expense) and maintain in effect for a period of six years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by such Bank, which tail policy shall be effective for a period from the Closing through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, that in no event shall either Bank be required to expend, for the entire tail policy, in excess of 300% of the annual premium currently paid by such Bank for its current policy of directors’ and officers’ liability insurance; and, provided, further, that, if the premium of such insurance coverage exceeds such amount, the applicable Bank after consultation with Seller shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount and (ii) “run-off” coverage as provided by each Bank’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under such Bank’s existing policies.
          (c) From and after the Closing Date, Buyer shall, and shall cause each Bank to, indemnify all Covered Representative with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of such Bank or as trustees or fiduciaries of any plan for the benefit of employees of such Bank, occurring prior to the Closing Date, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Covered Representative is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after Closing Date, Buyer shall, and shall cause the applicable Bank, from and after the Closing Date, to pay, as incurred, such Covered Representative’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Buyer shall, and shall cause the applicable Bank to, pay all reasonable expenses, including attorneys’ fees, which may be incurred by any Covered Representative in enforcing this Section 7.09 or any action involving an Covered Representative resulting from the transactions contemplated by this Agreement.
          (d) Notwithstanding any other provisions hereof, the obligations of Buyer and each Bank under this Section 7.09 shall be binding upon the respective successors and assigns of Buyer and each Bank. In the event Buyer or any Bank, or any of their successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, proper provision shall be made so that the successors and assigns of Buyer or such Bank honor the indemnification and other obligations set forth in this Section 7.09.
          (e) The obligations of Buyer under this Section 7.09 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Covered Representative to whom this Section 7.09 applies without the consent of such affected Covered Representative (it being expressly agreed that the Covered Representatives to whom this Section 7.09 applies shall be third-party beneficiaries of this Section 7.09, each of whom may enforce the provisions of this Section 7.09).
     7.10 Non-Solicitation. For a period of two (2) years from and after the Closing Date, neither Seller nor any of its Subsidiaries shall, directly or indirectly, without the prior written consent of Buyer, (a) induce or direct any other Person to induce any Bank Customer to cease to do business with the applicable Bank, (b) solicit or direct any other Person to solicit any employee of either Bank to: (i) terminate such employee’s employment with such Bank; or (ii) seek or accept employment with Seller or its Subsidiaries; other than, in the case clause (a) or (b) above, (1) any solicitation directed at the public in general in publications available to the public in general, (2) any contact which Seller or any of its Subsidiaries can demonstrate was initiated by such Bank Customer or employee, (3) any contact after such employee’s employment with such Bank is terminated or (4) any contact made as a result of a relationship between Seller or any of its Subsidiaries (other than the Banks) and a Bank Customer that exists on or prior to the Closing Date, or (c) acquire or open any bank or branch located within ten miles of either Bank’s headquarter office or any branch of either Bank, in each case, in existence as of the Closing Date. If any provision of this Section 7.10, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 7.10 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part.
     7.11 Supplements and Corrections Seller Letter: Additional Contracts. From and after the date of this Agreement until the Closing Date, Seller shall have the right to correct, supplement or amend the Seller Letter with respect to any matter arising or discovered after the date of this Agreement (whether or not existing or known at the date of this Agreement) that causes the representations and warranties of Seller to be untrue or inaccurate in any respect, subject to the last sentence of this Section 7.11. Seller acknowledges and agrees that Buyer requires a reasonable amount of time to review any corrections, supplements and amendments to the Seller Letter and, accordingly, shall to the extent possible provide Buyer with any corrections, supplements and amendments to the Seller Letter at least two (2) Business Days prior to the Closing (unless a lesser time is agreed to by Buyer).
     7.12 Section 338(h)(10) Election and Purchase Price Allocation. Seller and Buyer acknowledge and agree that the Purchase Price shall be allocated between the Bank Shares of BCSB, on the one hand (the amount so allocated being the “BCSB Price”), and the Bank Shares of MBT, on the other hand (the amount so allocated being the “MBT Price”), as set forth on Schedule 7.12 of the Seller Letter. Seller and Buyer shall join in making a timely and effective election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign Tax Law) (collectively, a “Section 338(h)(10) Election”), with respect to the purchase and sale of the Bank Shares. Seller shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on Seller’s Tax Returns to the extent required by applicable Law. Buyer and Seller agree that (i) the BCSB Price and the liabilities of BCSB (plus other relevant items) shall be allocated to the assets of BCSB ,and (ii) the MBT Price and the liabilities of MBT (plus other relevant items) shall be allocated to the assets of MBT, in each case, for all purposes (including Tax and financial accounting) in a manner consistent with §338 and §1060 of the Code and pursuant to the applicable Treasury Regulation thereunder. Buyer and Seller shall and shall cause the Banks to file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocations.
     7.13 Website Hosting. Domain Registration and Electronic Communications. Seller and Buyer acknowledge and agree that they will use commercially reasonable efforts before and after the Closing Date to effectuate the transfer of each Bank’s rights and interests in the website domain registrations set forth on Schedule 3.15 of the Seller Letter from Seller to Buyer.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
CLAIMS AGAINST ESCROW AMOUNT; INDEMNIFICATION

     8.01 Indemnification by Seller. After the Closing, Seller agrees to indemnify, defend and hold harmless in the manner and subject to the limitations and qualifications set forth in this Article VIII, Buyer, the Banks and their respective directors, officers, employees, agents, Representatives, Affiliates, successors and assigns (collectively, “Buyer Indemnitees”) against and in respect of any and all Damages based upon, arising out of, or otherwise in respect of or resulting from:
          (a) the failure of any representation or warranty made by Seller in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Seller hereunder (whether when initially made or as of the Closing Date) to be true and correct in all respects; provided, that, for purposes of this subsection (a) only, those representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or words of similar effect of any Person shall be deemed not to include such qualifications; or
          (b) any breach by Seller of any covenant or agreement of Seller contained in this Agreement (including all schedules and exhibits hereto).
     8.02 Indemnification by Buyer. After the Closing, Buyer agrees to indemnify, defend and hold harmless in the manner and subject to the limitations and qualifications set forth in this Article VIII, Seller and its directors, officers, employees, agents, Representatives, Affiliates, successors and assigns (the “Seller Indemnitees”) against and in respect of any and all Damages based upon, arising out of, or otherwise in respect of or resulting from:
          (a) the failure of any representation or warranty made by Buyer in this Agreement (including all Schedules and exhibits hereto) or in any certificate delivered by Buyer hereunder (whether when initially made or as of the Closing Date) to be true and correct in all respects; provided, that, for purposes of this subsection (a) only, those representations and warranties which are qualified by references to “material” or “Buyer MAE” or words of similar effect of any Person shall be deemed not to include such qualifications; or
          (b) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement (including all Schedules and exhibits hereto).
     8.03 Survival. All representations and warranties of the parties contained in this Agreement or in any certificate delivered by a party pursuant to this Agreement shall survive the Closing, in each case, subject to the limitations set forth in this Section 8.03. The representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations set forth in Sections 8.01(a) and 8.02(a) shall terminate on, and no claim or Action with respect thereto may be brought after, the date that is twelve (12) months after the Closing Date; provided, that (i) the representations, warranties and related indemnity obligations under Section 3.01 (Corporate Existence and Power), Section 3.04 (Capitalization), Section 3.24 (Finders’ Fees), Section 4.01 (Valid Title), Section 4.02 (Authorization; Binding Effect), Section 5.01 (Corporate Existence and Power), Section 5.02 (Authorization; Binding Effect), and Section 5.06 (Finders’ Fees) shall survive the Closing indefinitely (such representations and warranties, together with the representations and warranties set forth in Section 3.16, being referred to as “Basic Representations”), and (ii) the representations, warranties and related indemnity obligations under Section 3.16 (Taxes) will survive until the date that is sixty (60) days after the expiration of the respective applicable statute of limitations for each such item. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive indefinitely the execution and delivery hereof and the consummation of the Transactions. Notwithstanding any other provision of this Agreement, if any claim for Damages is asserted by any Indemnitee prior to the expiration of the relevant survival period pursuant to this Section 8.03, the obligations of the Indemnifying Parties shall continue with respect to such claim until the resolution thereof.
     8.04 Limitations.
          (a) Basket and Cap. No Indemnifying Party shall be required to indemnify any Indemnitee for any claims for indemnification asserted under Sections 8.01 or 8.02 and permitted by the proviso to this sentence (a “Permitted Indemnification Claim”) until the aggregate amount of all Permitted Indemnification Claims with respect to such Indemnifying Party exceeds $50,000 (the “Basket”), in which event such Indemnifying Party shall be responsible to indemnify for all Damages in excess of the Basket; provided, that no claim for indemnification asserted by an Indemnitee under Sections 8.01 or 8.02 shall be permitted under this Article VIII unless the amount of such claim is at least $10,000 (the “Per Claim Amount”). No Indemnifying Party shall be obligated to indemnify any Indemnitee for any Permitted Indemnification Claim asserted under Sections 8.01 or 8.02 to the extent the aggregate amount of such Permitted Indemnification Claims to be indemnified (i) by Seller under Section 8.01. would exceed a maximum aggregate Liability of $11,000,000 (“Seller’s Maximum Indemnification Amount”), and (ii) Buyer under Section 8.02, would exceed a maximum Liability of $11,000,000. The limitations set forth in this Section 8.04(a) shall not apply to (A) any claims related to an inaccuracy or breach of any Basic Representation, or (B) any claims based on a finding of fraud.
          (b) Accrued Liabilities. Buyer shall have no right to indemnification under this Article VIII with respect to any Damage or alleged Damage to the extent (but only to the extent) the amount of such Damage or alleged Damage is taken into account in determining the Purchase Price, as adjusted pursuant to the Final Purchase Price Adjustment, including the determination of the Closing Balance Sheet and Closing Stockholders’ Equity.
          (c) Exclusive Remedy. If the Closing occurs, the remedies provided in this Article VIII shall be the exclusive post-Closing remedies of the parties hereto in connection with any claim or Action arising out of this Agreement or Transaction Documents, other than claims or Actions alleging fraud and claims and Actions by any third party beneficiaries under Section 7.09. In furtherance of the foregoing, the parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Representatives, any member of the Board of Directors of either Bank, or Buyer or any of its Representatives, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement. No claim for misrepresentation or breach of warranty or covenant shall be made by any Buyer Indemnitee if as of the date of this Agreement or as of the Closing, Buyer had knowledge that the representation, warranty or covenant that is the subject of such indemnification claim was inaccurate or breached; provided, that nothing herein is intended to waive any equitable remedies to which a party may be entitled.
          (d) Tax Benefits or Liabilities. In calculating the amount of Damages owed to an Indemnitee under this Article VIII, such Damages (i) shall be reduced by the amount of any Tax benefits that the Indemnitee realizes as a result of the incurrence of Damages from which indemnification is sought, and (ii) shall be increased by the amount of any increase in Tax liabilities of the Indemnitee as a result of the receipt of payments under this Article VIII.

          (e) Mitigation. The parties shall take and shall cause their respective Affiliates to take all commercially reasonable steps to mitigate any Damage upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
          (f) Damages Net of Insurance, Etc. The amount of any Damage for which indemnification is provided under Section 8.01 or Section 8.02 shall be net of (i) any accruals or reserves on the Financial Statements referenced in Section 3.07, (ii) any amounts recovered by an Indemnitee pursuant to any indemnification by or indemnification agreement with any third party and (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damage (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”) and any Indemnitee shall use commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require the Indemnitee to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.01 or Section 8.02 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to the Indemnitee, the Indemnitee shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.01 or Section 8.02.
     8.05 Notice of Indemnification Claims.
          (a) Notice of Claims. If (i) a claim is made or an Action is brought by a third party against any party that is entitled to indemnification hereunder, or (ii) any party hereto incurs Damages, then such party (hereinafter, an “Indemnitee” or “Indemnitees”) shall give to the other party or parties who may be obligated to provide indemnification under this Article VIII (hereinafter, the “Indemnifying Party” or “Indemnifying Parties”) written notice of such claim or Action (“Indemnification Notice”) as soon as reasonably practicable, which Indemnification Notice shall (i) state that the Indemnitee has paid or properly accrued Damages for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and (ii) describe the Damages included in the amount so stated, the date such item was paid or properly accrued, and the nature of the claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. If a claim or Action relates to an Action filed by a third party, such notice will be given by the Indemnitee to the Indemnifying Party promptly but in no event more than 30 days after the Indemnitee has received written notice of such Action; provided, that failure to give such notice shall not limit the Indemnifying Party’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Party’s ability to defend against the claim.
          (b) Procedure in Event of Indemnification Claim. Subject to the limitations in Section 8.04, if an Indemnitee desires to assert an indemnification claim pursuant to Sections 8.01 or 8.02, the Indemnitee promptly shall provide an Indemnification Notice to the Indemnifying Party and the other individuals specified in Section 10.07 in accordance with the procedures set forth in Section 8.05(a) hereof. If the Indemnifying Party contests the propriety of an indemnification claim described on the Indemnification Notice and/or the amount of Damages associated with such claim, then the Indemnifying Party shall deliver to the Indemnitee a written notice detailing with reasonable specificity all then known objections the Indemnifying Party has with respect to the indemnification claims contained in the Indemnification Notice (“Indemnification Objection Notice”), and the Indemnifying Party and the Indemnitee shall, within the 60-day period beginning on the date of receipt by the Indemnitee of such Indemnification Objection Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnitee and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement and any agreed upon indemnification claim shall constitute an “Agreed Indemnification Claim.” If the Indemnifying Party and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within the 60-day period after the date the Indemnitee received the Indemnification Objection Notice, the disputed matters will be resolved by litigation in an appropriate court of competent jurisdiction. The party which receives a final judgment in its favor in such dispute shall be indemnified and held harmless from all reasonable attorney fees and consultant’s fees or expenses by the other party. If the litigation results in all or any portion of an indemnification claim properly being subject to indemnification pursuant to Sections 8.01 or 8.02, such claim or portion thereof shall be final and binding upon the Indemnifying Parties and shall constitute an Agreed Indemnification Claim. In addition, any claims for Damages settled with the consent of the Indemnifying Party shall constitute an Agreed Indemnification Claim.
          (c) Defense of Third Party Claims. Subject to Section 8.05(c), an Indemnitee against whom a third party claim is made or Action is brought shall send the Indemnifying Party promptly an Indemnification Notice with respect to such claim or Action in accordance with Section 8.05(a) and the Indemnifying Party shall have the right, but not the obligation, to assume control of the defense of such claim or Action, at the Indemnifying Party’s sole expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee; provided, that failure to give such notice shall not limit the Indemnifying Party’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Party’s ability to defend against such claim or Action. The Indemnitee at all times also shall have the right at its sole expense to participate in, but not control, such defense and to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction (each, “Separate Counsel”), to represent the Indemnitee in any Action or group of related Actions, but the fees and expenses of such Separate Counsel shall not be at the expense of the Indemnifying Party unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (ii) based on the advice of outside counsel for the Indemnitee there are defenses available to the Indemnitees that are not available to the Indemnifying Party and such defenses would be reasonably likely to materially affect the unindemnified Damages that would be suffered by the Indemnitee. Failure of an Indemnifying Party to give an Indemnitee written notice of its election to defend such claim or Action within 30 Business Days after receipt of notice thereof shall be deemed a waiver by such Indemnifying Party of its right to control the defense of such claim or Action. If an Indemnifying Party shall elect not to assume control of the defense of such claim or Action (or if such Indemnifying Party shall be deemed to have waived its right to control the defense of such claim or Action), the Indemnitee against whom such claim or Action is made shall have the right, but not the obligation, to assume control of the defense of such claim or Action; provided, that if the Indemnitee assumes control of the defense of such claim or Action, it shall defend such claim or Action in good faith and shall apprise the Indemnifying Party of the progress of such defense; provided, further, that if the Indemnitee elects not to assume the control of the defense of such claim or Action, the Indemnifying Party will regain the right to assume the control of such defense. No Indemnitee or Indemnifying Party may compromise or settle any third party claim or Action for which the Indemnitee is seeking indemnification hereunder without the written consent of the Indemnitee or Indemnifying Party, as the case may be, if the settlement or compromise does not include as an unconditional term thereof the giving by the claimant to the Indemnitee or Indemnifying Party, as the case maybe, an unconditional release from all Liability in respect of such claim or Action or which contains any sanction or restriction on the conduct of the business of the Indemnitee or the Indemnifying Party, as the case may be. If one or more of the Indemnifying Parties assumes control of the defense of such claim or Action, the obligation of such Indemnifying Party hereunder as to such claim or Action shall include taking all steps necessary in the defense or settlement of such claim or Action. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a third party claim or Action, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any third party claim or Action and, at its own expense, to employ counsel of its own choosing for such purpose. If the claim or Action is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnitee shall make available all information and assistance that the Indemnifying Party reasonably may request and the Indemnitee shall cooperate with the Indemnifying Party in all reasonable respects in connection with the defense of any claim or Action, as set forth in Section 7.06.
     8.06 Determination of Damages. The Indemnifying Party or Indemnifying Parties shall pay to the Indemnitee the entire amount of all Damages associated with any Agreed Indemnification Claim within ten Business Days after such claim is determined to be an Agreed Indemnification Claim pursuant to Section 8.05. Any indemnity payments to or from Seller or to or from Buyer pursuant to this Agreement shall be treated by Buyer and Seller as adjustments to the Purchase Price for all Tax purposes.
ARTICLE IX
TERMINATION OF OBLIGATIONS; SURVIVAL
     9.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:
          (a) by mutual consent in writing of Buyer and Seller; or
          (b) by either Buyer or Seller, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before June 30, 2010 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to Buyer or Seller, as applicable, if the party seeking to terminate the Agreement is responsible for the delay; or
          (c) by Buyer (provided, that Buyer is not then in breach of any representation or warranty contained in this Agreement), at its election, in the event (i) of a breach of any representation, warranty or agreement of Seller contained herein which would result in a failure of a condition set forth in Sections 6.03(a),(b) or (c), and which cannot be or has not been cured no later than the earlier of (A) the 60th day and after the giving of written notice to the breaching party of such breach and (B) the Outside Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 9.01(c) if Buyer is in breach of this Agreement;
          (d) by Seller (provided, that Seller is not then in breach of any representation or warranty contained in this Agreement), at its election, in the event (i) of a breach of any representation, warranty or agreement of Buyer contained herein which would result in a failure of a condition set forth in Sections 6.02(a) or (b), and which cannot be or has not been cured no later than the earlier of (A) the 60th day after the giving of written notice to the breaching party of such inaccuracy or breach and (B) the Outside Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.01(d) if Seller is in breach of this Agreement; or

          (e) by either Buyer or Seller, if any Governmental Authority shall (i) have denied any Required Consent or (ii) have issued, enacted, entered, promulgated or enforced any Order, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions, in each case, by final nonappealable action of such Governmental Authority (which has not been vacated, withdrawn or overturned); provided, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to any party that has failed to fully comply with its obligations hereunder in any manner that shall have proximately contributed to the occurrence of such Order.
     9.02 Effect of Termination. If this Agreement is terminated in accordance with Section 9.01, (i) written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such terminate is made, (ii) this Agreement shall forthwith become void and have no further force or effect, and (iii) the parties shall have no further Liability under this Agreement; provided, that termination is not based on a willful breach of a representation, warranty, agreement or covenant set forth in this Agreement, in which event the terminating party will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement at any time prior to the Closing. Nothing in this Section 9.02 shall impair the right of any party hereto to compel specific performance by the other party of its obligations under this Agreement. Notwithstanding the foregoing, the obligations of the parties contained in Section 7.04, this Section 9.02, Article X and in the Non-Disclosure Agreement shall survive any such termination.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.01 Amendment and Modifications. This Agreement may be amended, modified and supplemented only by written agreement among the parties hereto which states that it is intended to be an amendment, modification, or supplement of this Agreement.
     10.02 Waiver of Compliance. Any failure of the Banks or Seller, on the one hand, or Buyer, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived in writing by the other applicable parties, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     10.03 Expenses. The parties agree that all fees and expenses incurred by them in connection with this Agreement and the Transactions contemplated hereby shall be borne by the party incurring such fees and expenses, including, all fees of counsel and accountants. The parties further agree that any fees and expenses incurred by the Banks in connection with this Agreement and the Transactions, including attorneys’ fees and brokers’ fees, shall be paid by Seller prior to the Closing.
     10.04 Remedies; Waiver. To the maximum extent permitted by Law, except as otherwise specifically provided by this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     10.05 Specific Performance. Subject to the exclusive remedies provided in Section 8.04(c), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Subject to the exclusive remedies provided in Section 8.04(c), accordingly, it is acknowledged that the parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by Seller to cause Buyer to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.05, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) shall cooperate fully in any attempt by the other party or parties in obtaining such equitable relief. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
     10.06 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06.
     10.07 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing:

(a)	Buyer:	United Community Bancorp, Inc.
Corporate Offices
301 North Main P.O. Box 138
Chatham, Illinois 62629
Attention: President and Chief Executive Officer
Telephone: (217) 483-2491 Facsimile: (217) 483-4747

With a copy (which shall not constitute notice) to:

Brown, Hay & Stephens, LLP
205 S. Fifth Street Suite 700
P.O. Box 2459 Springfield, Illinois 62705
Attention: Harvey M. Stephens
Telephone: (217) 241-6839
Facsimile: (217) 544-9609

or to such other Person or address as Buyer shall furnish to the Bank or Seller in writing.

(b)	Seller:	Mercantile Bancorp, Inc.
200 North 33rd St., P.O. Box 3455
Quincy, Illinois 62301-3455
Attention: Chief Executive Officer
Telephone: (217) 214-1226 Facsimile: (217) 223-8938

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
500 Eighth Street, NW
Washington, DC 20004
Attention: Michael P. Reed
Brendan P. Head
Telephone: (202) 799-4000
Facsimile: (202) 799-5000

or to such other Person or address as Seller shall furnish to Buyer in writing.
Notices will be deemed to have been duly given (a) three Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) when received (to the extent receipt is confirmed by telephone) if sent by facsimile transmission or (d) at the time delivered by hand.
     10.08 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that Buyer may assign its rights and obligations under this Agreement to (a) any Person that succeeds to substantially all of its assets and liabilities, or (b) any Person that succeeds to substantially all of the assets and liabilities of the Banks after the Closing Date; provided, that such assignee agrees in writing to assume and be subject to all of the assignor’s obligations, agreements, covenants and liabilities under the Agreement.

     10.09 Publicity. Between the date of this Agreement and the Closing Date, neither Seller nor Buyer, nor any of their respective Related Parties, shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the Transactions for dissemination to the general public without the prior consent of the other parties, except for, however, any announcement or written statement required to be made by Law (including securities laws of any jurisdiction and rules and regulations of any applicable stock exchange) in which case the party required to make such announcement, whenever practicable, shall consult with the other parties concerning the timing and content of such announcement before such announcement is made. After the Closing Date, either party may make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, that such party provides the other party with a reasonable opportunity to review and comment upon any such press release prior to making it; provided, further, that the other party shall respond on a timely basis and the disclosing party shall not be restricted from making such announcement.
     10.10 Governing Law. This Agreement and the legal relationship among the parties hereto shall be governed and construed under the internal laws of the State of Illinois and not the laws governing conflicts of laws. Buyer and Seller irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state or federal court located in Quincy, Illinois and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding. Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 10.07. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
     10.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature by telecopy shall be sufficient to evidence a party’s intention to be bound hereby; provided, that such party forwards his original signature to the other parties by first class mail or overnight delivery service.
     10.12 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
     10.13 Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Seller Letter, the Buyer Letter, and the other documents and certificates delivered pursuant to the terms hereof, and the Non-Disclosure Agreement set forth the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

     10.14 Third Parties. Except as specifically set forth or referred to herein, including, without limitation, Section 7.09, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto or their successors and assigns any rights or remedies under or by reason of this Agreement.
     10.15 Representation by Counsel; Interpretation. Seller on one hand and Buyer on the other hand, each acknowledge that such parties have been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of Seller and Buyer.
     10.16 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.
     10.17 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERCANTILE BANCORP, INC.

By:	/s/ Ted T. Awerkamp

	Name:	Ted T. Awerkamp
	Title:	President & CEO

UNITED COMMUNITY BANCORP, INC.

By:

Name
Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
MERCANTILE BANCORP, INC.

By:

Name:
Title:

UNITED COMMUNITY BANCORP, INC.

By:	/s/ Robert A. Narmont

	Name	Robert A. Narmont
	Title:	President and CEO